Exhibit 10.1

EXECUTION VERSION

TRANSACTION AGREEMENT

between

ACI WORLDWIDE, INC.

and

FISERV, INC.

Dated

January 20, 2016

2.17	Indebtedness	25

2.18	Accounts Receivable	25

2.19	Insurance	26

2.20	Transactions with Related Persons	26

2.21	Customers and Suppliers	26

2.22	Product and Service Warranties	26

2.23	No Other Representations or Warranties	26

III. REPRESENTATIONS AND WARRANTIES OF ACQUIROR		27

3.01	Due Organization, Good Standing and Corporate Power	27

3.02	Authorization of Agreement	27

3.03	Consents and Approvals; No Violations	27

3.04	Broker’s or Finder’s Fee	28

3.05	Financing	28

3.06	Litigation	28

3.07	Independent Investigation; Investment Purpose	28

3.08	No Other Representations or Warranties	29

IV. COVENANTS		29

4.01	Conduct of Foxtail Business Pending the Closing	29

4.02	Further Assurances; Efforts To Obtain Consents; Antitrust Clearance	31

4.03	Public Announcements	33

4.04	Notification of Certain Matters	33

4.05	Access	34

4.06	Agreement for Exchange of Information	34

4.07	Privileged Communications	35

4.08	Nonsolicitation	35

4.09	Intellectual Property Assignment/Recordation	36

4.10	Use of Seller Names and Marks	36

4.11	Insurance Matters	38

4.12	Confidentiality	38

4.13	Shared Contracts	39

4.14	No Solicitation or Negotiation	41

V. EMPLOYEE MATTERS		41

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5.01	Identification of Employees	41

5.02	Employment Offers	41

5.03	Terms of Employment	42

5.04	Credit for Service with Seller	43

5.05	COBRA	43

5.06	Workers’ Compensation	43

5.07	WARN Act	43

5.08	Cooperation	44

5.09	No Third-Party Beneficiaries	44

VI. CONDITIONS		44

6.01	Joint Conditions	44

6.02	Conditions to the Obligation of Acquiror	44

6.03	Conditions to the Obligation of Seller	45

6.04	Frustration of Conditions	46

VII. TERMINATION AND ABANDONMENT		46

7.01	Basis for Termination	46

7.02	Notice of Termination; Return of Documents; Continuing Confidentiality Obligation	47

7.03	Effect of Termination	47

VIII. INDEMNIFICATION		48

8.01	Indemnification by Acquiror	48

8.02	Indemnification by Seller	48

8.03	Insurance Relating to Indemnity Payments	48

8.04	Procedures for Defense, Settlement and Indemnification of Claims	49

8.05	Additional Matters	51

8.06	Exclusive Remedy	52

8.07	Limitations on Indemnification	52

8.08	Tax Treatment of Indemnification	53

8.09	Tax Indemnification Provisions	53

IX. TAX MATTERS		53

9.01	Preparation and Filing of Tax Returns	53

9.02	Refunds	54

9.03	Tax Indemnification	54

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9.04	Allocation of Cash Purchase Price	56

9.05	Transfer Taxes	56

9.06	Miscellaneous	56

X. MISCELLANEOUS		57

10.01	Survival of Representations and Warranties	57

10.02	Expenses	57

10.03	Entire Agreement	58

10.04	Governing Law; Jurisdiction; Waiver of Jury Trial	58

10.05	Notices	59

10.06	Amendments and Waivers	60

10.07	No Third-Party Beneficiaries	60

10.08	Assignability	60

10.09	Construction	60

10.10	Severability	61

10.11	Counterparts	61

10.12	Specific Performance	61

10.13	Disclosure Letters	62

10.14	Waiver	62

10.15	Obligations of Affiliates	62

XI. DEFINITIONS		63

-iv-

EXHIBITS

Exhibit A	Transition Services Agreement
Exhibit B	Transaction Announcement
Exhibit C	Sample Working Capital Statement
Exhibit D	Shared Technology License Agreement

-v-

TRANSACTION AGREEMENT

This Transaction Agreement (this “Agreement”), dated January 20, 2016, is between ACI Worldwide, Inc., a Delaware corporation (“Seller”), and Fiserv, Inc., a Wisconsin corporation (“Acquiror”).

RECITALS

1. Seller is engaged, directly and indirectly through certain of its Subsidiaries, in the Foxtail Business.

2. Seller has determined to divest the Foxtail Business in the manner contemplated hereby.

3. Acquiror desires to purchase from Seller and its Subsidiaries, and Seller desires to Convey or cause to be Conveyed to Acquiror, the Acquired Assets, and Acquiror desires to assume from Seller and its Subsidiaries, and Seller desires to assign or cause to be assigned to Acquiror, the Assumed Liabilities, in each case, on the terms and subject to the conditions hereinafter set forth.

Accordingly, the Parties agree as follows:

I. PURCHASE AND SALE

1.01 Sale of Assets. Except as provided in Section 1.06, effective as of the Closing, Seller will sell, assign, transfer, convey and deliver (“Convey”) (or will cause any applicable Subsidiary of Seller to Convey) to Acquiror (or one or more Affiliates of Acquiror), and Acquiror (or one or more Affiliates of Acquiror) will purchase from Seller, or a Subsidiary of Seller, all of Seller’s and its applicable Subsidiaries’ respective right, title and interest in and to the Acquired Assets, free and clear of any Security Interests other than Permitted Encumbrances.

1.02 Assumption of Liabilities. Effective as of the Closing, Seller will assign (or will cause any applicable Subsidiary of Seller to assign) to Acquiror (or one or more Affiliates of Acquiror), and Acquiror (or one or more Affiliates of Acquiror) will assume, perform and fulfill when due and, to the extent applicable, comply with, or will cause one or more of its Affiliates to assume, perform and fulfill when due and, to the extent applicable, comply with, all of the Assumed Liabilities, in accordance with their respective terms.

1.03 Misallocated Transfers. (a) If, at any time from and after the Closing, Seller (or any member of the Seller Group) discovers that it or any of its Affiliates is the owner of, receives or otherwise comes to possess any Acquired Asset or is liable for any Assumed Liability, Seller will promptly Convey, or cause to be Conveyed, such Acquired Asset or assign, or cause to be assigned, such Assumed Liability to Acquiror or an Affiliate thereof as Acquiror may designate (and Acquiror will, and Acquiror will cause such Affiliate thereof to, accept such Acquired Asset or assume, perform and fulfill when due and, to the extent applicable, comply with, such Assumed Liability). If, at any time from and after the Closing, Acquiror (or any member of the Acquiror Group) discovers that it or any of its Affiliates is the owner of, receives or otherwise comes to possess any Excluded Asset or is liable for any Excluded Liability, Acquiror will promptly Convey, or cause to be Conveyed, such Excluded Asset or assign, or cause to be assigned, such Excluded Liability to Seller or an Affiliate thereof (and Seller will, and Seller will cause such Affiliate thereof to, accept such Excluded Asset or assume, perform and fulfill when due and, to the extent applicable, comply with, such Excluded Liability). Prior to any such Conveyance, the applicable Assets will be held in trust for the benefit, insofar as reasonably possible, of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof.

(b) If at any time during the 12-month period immediately following the Closing Date, Acquiror notifies Seller in writing of, or Seller otherwise becomes aware of any Assets owned by Seller or its Subsidiaries that are not Acquired Assets, but are reasonably necessary to operate the Foxtail Business as conducted on the Closing Date (the “Required Assets”), then to the extent Seller or its Subsidiaries continue to own such Required Assets, Seller will, subject to compliance with applicable legal or contractual limitations, provide Acquiror or one of its Affiliates a non-exclusive license on terms and subject to conditions mutually agreed, on a perpetual and fully-paid up basis, to use the Required Assets in connection with the Foxtail Business.

1.04 Acquired Assets. (a) For purposes of this Agreement and subject to the exclusions set forth in Section 1.04(b), “Acquired Assets” means all Assets owned by any member of the Seller Group and that are included in any of clauses (i)-(xi) below or that are otherwise primarily used or held for primary use in the Foxtail Business and that are not otherwise addressed in such clauses, in each case whether now existing or hereafter acquired prior to the Closing (other than any such Assets that are Conveyed or otherwise disposed of after the date hereof and prior to the Closing not in violation of Section 4.01):

(i) all tangible equipment, furniture and other tangible personal property primarily used or held for primary use in the Foxtail Business, including the tangible personal property listed in Section 1.04(a)(i) of the Seller Disclosure Letter;

(ii) all Real Property Interests in the land and facilities listed in Section 1.04(a)(ii) of the Seller Disclosure Letter, together with the improvements, structures and fixtures located thereon (the “Foxtail Facilities”);

(iii) all interests, rights, claims and benefits of Seller and any of its Subsidiaries pursuant to, and associated with, (A) all Foxtail Contracts identified on Section 1.04(a)(iii) of the Seller Disclosure Letter and (B) any other Contract that exclusively relates to the Foxtail Business to which Seller or any member of Seller Group is a Party; provided that Seller has provided a complete list of the Contracts under subclause (B) within 30 days following the date hereof and Acquiror has not rejected any

Contracts listed thereon within 7 days after receipt of such list (collectively, the “Foxtail Contracts”); provided further, however, Acquiror may only reject a Contract if Acquiror determines in good faith that such Contract is not on commercially reasonable terms, in Acquiror’s reasonable discretion (including in the event there are unacceptable non-compete, non-solicit, most favored nations or other similar provisions), or was not entered into in the Ordinary Course of Business;

(iv) all Governmental Permits and all pending applications therefor that are primarily used or held for primary use in the Foxtail Business (the “Foxtail Governmental Permits”);

(v) all Intellectual Property owned by any member of the Seller Group primarily used or held for primary use in the Foxtail Business (the “Foxtail Owned IP Assets”), including the Registered Intellectual Property listed in Section 1.04(a)(v) of the Seller Disclosure Letter, all Intellectual Property rights in the Foxtail Software, and all Intellectual Property licensed to a member of the Seller Group pursuant to a Foxtail Contract (the “Foxtail Licensed IP Assets” and together with the Foxtail Owned IP Assets and the Foxtail Software, the “Foxtail IP Assets”);

(vi) (A) all employment records and related files regarding the Continuing Employees, (B) all records and files relating to the Foxtail Contracts, the Foxtail IP Assets, the Foxtail Facilities and the Foxtail Governmental Permits, and (C) all other books, records, ledgers, files, documents and correspondence, in whatever form, that are exclusively related to the Foxtail Business, including data extracts from systems retained by Seller but which relate exclusively to the Foxtail Business, including the customer user data that, as of the date of Closing, is then-currently stored in the production system(s) used to operate the Foxtail Business (collectively, the “Foxtail Books and Records”); provided, however, that Seller will be entitled to retain a copy of the Foxtail Books and Records, subject to Section 4.07;

(vii) the benefits of all prepaid expenses and other current assets, including accounts receivable, prepaid leases and prepaid rentals, in each case to the extent related to the Foxtail Business and reflected in the Final Closing Working Capital Statement;

(viii) all Software (in source code, object code and all source materials) owned by any member of the Seller Group and primarily used or held for primary use in the Foxtail Business, including the Acquired Assets identified in Section 1.04(a)(viii) of the Seller Disclosure Letter (collectively the “Foxtail Software”);

(ix) all rights to causes of action, lawsuits, judgments, claims and demands to the extent related to the Foxtail Business arising after the Closing;

(x) the goodwill of the Foxtail Business; and

(xi) any other Assets reflected in the Final Closing Working Capital Statement.

(b) Notwithstanding Section 1.04(a) or any other provision hereof, the Acquired Assets will not in any event include any of the following Assets (the “Excluded Assets”), it being understood that such exclusions will not affect the covenants in Section 4.13:

(i) the Assets listed or described on Section 1.04(b)(i) of the Seller Disclosure Letter;

(ii) the Excluded IP Assets;

(iii) all Assets in respect of any and all Compensation and Benefit Plans and all Assets in respect of all other compensation and benefit plans sponsored by the Seller Group;

(iv) all financial and Tax records relating to the Foxtail Business that form part of the general ledger of Seller or any of its Subsidiaries, any work papers of Seller’s auditors and any other Tax records (including accounting records) of Seller or any of its Subsidiaries;

(v) subject to Section 4.11, all rights to insurance policies or practices of Seller and its Subsidiaries (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices and any claims made under such policies;

(vi) all records prepared by or on behalf of Seller or its Subsidiaries relating to the negotiation of the transactions contemplated by this Agreement and all records prepared by or on behalf of Seller or its Subsidiaries in connection with the potential divestiture of all or a part of the Foxtail Business or any other business or Asset of Seller or its Subsidiaries, and, without limiting Section 4.07, communications with legal counsel representing Seller or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(vii) all rights of Seller or its Affiliates under this Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith;

(viii) all refunds and Refund Equivalents relating to Pre-Closing Tax Periods and to which Seller is entitled pursuant to Section 9.02;

(ix) any Contracts rejected by Acquiror in accordance with Section 1.04(a)(iii)(B) or Section 4.13(c); and

(x) any and all Assets that are expressly contemplated by Sections 1.06, 4.10, 4.11, 4.13 and 9.02 of this Agreement as Assets to be retained by Seller or any other member of the Seller Group.

(c) For purposes of this Agreement, “primarily used or held for primary use in the Foxtail Business” means that such Assets were predominantly used in connection with or dedicated to the operation of the Foxtail Business since January 1, 2015 and only occasionally used in connection with the operation of the other businesses retained by Seller.

1.05 Foxtail Liabilities. (a) For the purposes of this Agreement, “Assumed Liabilities” means, subject to Section 1.05(b), the Liabilities of Seller and its Affiliates to the extent set forth below in clauses (i) through (v). Except as otherwise expressly set forth below, in no event will the Assumed Liabilities include any Liability to the extent relating to, resulting from or arising out of the ownership or use of the Acquired Assets or the operation or conduct of the Foxtail Business prior to the Closing. The Assumed Liabilities include only the following:

(i) all accounts payable incurred in the Ordinary Course of Business, but only to the extent that such payables remain outstanding at the Closing Date and are reflected in the Final Closing Working Capital Statement;

(ii) all Liabilities that are provided by Sections 1.06, 4.13, 5.03(b), 5.03(d), 5.03(e), 5.04, 5.05, 5.06 and 9.02 of this Agreement as Liabilities to be assumed by Acquiror or any other member of the Acquiror Group and all Liabilities of Acquiror or any other member of the Acquiror Group under this Agreement or any Ancillary Agreement;

(iii) all Liabilities under the Foxtail Contracts with respect to performance of the Foxtail Contracts after the Closing, in each case other than any Liability to the extent arising out of, relating to or otherwise in respect of any breach, default or violation of or under any Foxtail Contract that occurred prior to the Closing;

(iv) all accrued expenses and customer discounts incurred in the Ordinary Course of Business, but only to the extent that such expenses or obligations remain outstanding at the Closing Date and are reflected in the Final Closing Working Capital Statement; and

(v) all Liabilities listed on Section 1.05(a)(v) of the Seller Disclosure Letter.

(b) Except as expressly provided in Section 1.05(a), neither Acquiror nor any other member of the Acquiror Group assumes and will not assume or become liable for and will not be obligated to pay or satisfy any obligation, debt or liability whatsoever, whether fixed, contingent or otherwise, of the Foxtail Business or Seller or any of its Subsidiaries, including any Indebtedness or other claim, liability, obligation or Tax arising out of the ownership or use of the Acquired Assets prior to the Closing Date or circumstances or occurrences or the operations of the Foxtail Business or transactions contemplated by this Agreement prior to the Closing Date and whether or not disclosed in the Seller Disclosure Letter attached hereto, and regardless of when or by whom asserted except and solely to the extent set forth in the Final Closing Working Capital Statement (collectively, the “Excluded Liabilities”). The Excluded Liabilities will remain the responsibility and obligation of Seller and its Subsidiaries after Closing, and Seller will, and will cause its Subsidiaries to, pay and discharge all such Liabilities as and when due. Without limiting the foregoing and for the avoidance of doubt, the Excluded Liabilities will include the following Liabilities:

(i) all Liabilities listed or described in Section 1.05(b)(i) of the Seller Disclosure Letter;

(ii) all Liabilities for Excluded Taxes;

(iii) all Liabilities to the extent relating to, resulting from or arising out of any Excluded Asset, except to the extent expressly identified as Assumed Liabilities in Section 1.05(a);

(iv) all Liabilities that are expressly contemplated by this Agreement as Liabilities to be retained or assumed by Seller or any other member of the Seller Group, and all Liabilities of any member of the Seller Group under this Agreement or any of the Ancillary Agreements;

(v) all Liabilities of Seller or its Subsidiaries arising by reason of any violation or alleged violation of any Law or any other requirement of any Governmental Authority, which violation or alleged violation occurred prior to Closing;

(vi) all Liabilities of Seller or its Subsidiaries arising out of or related to any breach or alleged breach by Seller or its Subsidiaries of any Contract, in each case occurring at or prior to Closing, regardless of when any such Liability is asserted;

(vii) Seller’s or its Subsidiaries’ Liability for tort claims, known or unknown, and any related claims and litigation based on acts or omissions at or prior to the Closing, whether asserted prior to, on or after the Closing Date;

(viii) the Seller’s Liabilities relating to any Action arising out of or in connection with the Foxtail Business or otherwise, or any other conduct of Seller, its Subsidiaries or Seller’s or any of its Subsidiaries’ respective officers, directors, employees, consultants, agents or advisors on or prior to the Closing Date; and

(ix) Seller’s Liability relating to (A) In-Scope Employees who are offered employment by Acquiror in accordance this Agreement but who decline to accept such offer and (B) any employee of Seller or the Seller Group who is not a Continuing Employee.

(c) Notwithstanding any other provision hereof, to the extent the facts, circumstances, actions, inactions, ownership or use of the Acquired Assets, or operation or conduct of the Foxtail Business, giving rise to a Liability that would otherwise be an Excluded Liability continue following the Closing such that there is additional Liability resulting from such facts, circumstances, actions, inactions, continued ownership or continued use of the Acquired Assets, or the continued operation or conduct of the Foxtail Business, after the Closing, such Liability will constitute an Excluded Liability to the extent the Liability relates to the period prior to the Closing and will constitute an Assumed Liability to the extent of such additional Liability from and after the Closing Date and will be allocated between Seller and Acquiror on that basis. This Section 1.05(c) is not in any way intended, and it will in no event be deemed, to limit any rights of any Acquiror Indemnitee to indemnification set forth in Section 8.02(b) or 8.02(c) and, subject to the preceding sentence, Section 8.02(a), and an Acquiror Indemnitee’s right to indemnification under such sections will supersede a Seller Indemnitee’s right to indemnification under Section 8.01(a) to the extent such indemnification rights are otherwise both applicable.

1.06 Certain Consents. (a) Except as otherwise set forth in Section 1.06(b), if and to the extent that the Conveyance to Acquiror of any Acquired Asset or to the Seller Group of any Excluded Asset would be a violation of applicable Laws or require any Consent in connection with the transactions contemplated hereby that has not been obtained as of the Closing, then, notwithstanding any other provision hereof, such Conveyance will automatically be deferred and will not occur until all legal impediments are removed or such Consents have been obtained. Notwithstanding the foregoing, any such Asset will still be considered an Acquired Asset or Excluded Asset, as applicable, and the Person retaining such Asset will thereafter hold such Asset in trust for the benefit, insofar as reasonably possible, of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof. The Parties will use their respective Commercially Reasonable Efforts to develop and implement arrangements to place the Person entitled to receive such Asset, insofar as reasonably possible and to the extent not prohibited by applicable Law or the relevant Contract, in the same position as if such Asset had been Conveyed as contemplated hereby such that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, any Tax Liabilities in respect thereof and dominion, control and command over such Asset, are to inure from and after the Closing to such Person.

(b) If and to the extent that the Conveyance to Acquiror of any Foxtail Facility or the sublease of any Real Property Lease to Acquiror or one of its Subsidiaries would require any Consent in connection with the transactions contemplated hereby that has not been obtained as of the Closing, then, such Conveyance or sublease will not occur at the Closing and such Foxtail Facility and Real Property Lease will be deemed to be an Excluded Asset (each, a “Non-Transferred Facility”). Seller shall, or shall cause any applicable Subsidiary to, provide to Acquiror or one of its Subsidiaries, access to and use of such Non-Transferred Facility under the Transition Services Agreement for a reasonable amount of time following the Closing in order to allow the Foxtail Business to continue to operate uninterrupted and in the Ordinary Course of Business and to enable Acquiror or its Subsidiary to find an alternative facility satisfactory to Acquiror in Acquiror’s reasonable discretion.

(c) From the date hereof until the earlier of the first anniversary of the Closing Date, Seller will use its, and will cause its Subsidiaries to use their, Commercially Reasonable Efforts to seek to remove any legal impediments or secure any contractual Consents required from third parties to Foxtail Contracts necessary to Convey such Foxtail Contracts to Acquiror or one of its Affiliates. For purposes of Section 1.06(c), the use of “Commercially Reasonable Efforts” to secure any contractual Consents required from third parties to Foxtail Contracts will require Seller and Acquiror to take the actions set forth on Section 1.06(c) of the Seller Disclosure Letter. In the event that Acquiror or any of its Affiliates has a pre-Closing contractual relationship with any customer for which Consent is required and sought under this Section 1.06(c), then Acquiror will reasonably cooperate with Seller in Seller’s efforts to remove any legal impediments or secure any contractual Consents with respect to such third parties. If and when the applicable legal or contractual impediments are removed or the applicable Consents are obtained, the Conveyance of the applicable Asset will be effected in accordance with the terms of this Agreement or such applicable Ancillary Agreement. Nothing in this Section 1.06 will be deemed to (A) constitute or require a waiver by any of the Parties of any of the closing conditions set forth in Article VI, including the receipt of the Governmental Approvals, or (B) apply to any Shared Contract, it being understood that Shared Contracts are governed by Section 4.13.

1.07 Waiver of Bulk-Sales Laws. Each of Seller and Acquiror hereby waives compliance by each member of their respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Conveyance of any or all of the Assets to any member of the Seller Group or Acquiror Group, as applicable.

1.08 Consideration. Notwithstanding any provision hereof to the contrary, Acquiror and its Affiliates will be entitled to deduct and withhold from any consideration otherwise payable under the terms of this Agreement such amounts as are required to be deducted and withheld pursuant to all applicable Tax Laws; provided, however, that Acquiror will provide reasonable notice to Seller of any required withholding (unless such withholding is required as a result of the failure of Seller to provide any documents required under Section 1.12) and will reasonably cooperate with Seller in obtaining any available exemption or reduction of such withholding. To the extent that amounts are so withheld by Acquiror and its Affiliates under any provision of this Agreement, such withheld amounts (i) shall be remitted to the applicable Taxing Authority in accordance with applicable Law and (ii) shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding were made to the extent such payments are remitted to the applicable Taxing Authority.

1.09 Closing. On the terms and subject to the conditions set forth in this Agreement, the consummation of the Conveyance of the Acquired Assets and the assumption of the Assumed Liabilities (the “Closing”) will take place at Jones Day, 222 East 41st Street, New York, New York, at 10:00 a.m., New York City time, on the date that is two Business Days immediately following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions). The date on which the Closing occurs is referred to as the “Closing Date.” For accounting purposes, the Closing will be deemed to have occurred as of 11:59:59 pm local time on the Closing Date.

1.10 Purchase Price. (a) The aggregate purchase price to be paid to Seller in full consideration of the Acquired Assets will be (i) the payment in cash of (A) $200,000,000 (the “Base Amount”), plus or minus, as the case may be, (B) the Working Capital Overage or Working Capital Shortfall (such aggregate amount, the “Cash Purchase Price”), as applicable, and (ii) the assumption by Acquiror or one or more of its Affiliates of the Assumed Liabilities.

(b) Not later than five Business Days prior to the anticipated Closing Date, Seller will provide to Acquiror its good faith estimate (the “Estimated Working Capital Closing Statement”) of (i) the Closing Working Capital and (ii) the Cash Purchase Price. The Estimated Working Capital Closing Statement will be prepared (A) in a manner and format consistent with the Sample Working Capital Statement and (B) using the most current financial information reasonably available to Seller in the Ordinary Course of Business that Seller determines is reliable and appropriate for the relevant calculations.

(c) Acquiror will review the Estimated Working Capital Closing Statement and if Acquiror disagrees with any item set forth therein, it will provide written notice to Seller and Seller and Acquiror will attempt to resolve in good faith any such disagreements prior to the Closing. If Seller and Acquiror are unable to agree on the amounts set forth in the Estimated Working Capital Closing Statement, the values proposed by Seller in the Estimated Working Capital Closing Statement will be utilized for purposes of the payment of the Estimated Cash Purchase Price pursuant to Section 1.10(d) (the estimated Cash Purchase Price set forth in the Estimated Working Capital Closing Statement, as such amount may be modified pursuant to this Section 1.10(c), the “Estimated Cash Purchase Price” and the estimated Closing Working Capital set forth in the Estimated Working Capital Closing Statement, as such amount may be modified pursuant to this Section 1.10(c), the “Estimated Closing Working Capital”). If the Estimated Closing Working Capital is greater than the Target Working Capital, then the amount of such excess (the “Working Capital Overage”) will be added to the Base Amount. If the Estimated Closing Working Capital is less than the Target Working Capital, then the amount of such shortfall (the “Working Capital Shortfall”) will be deducted from the Base Amount. In no event will the determination of the amounts set forth in the Estimated Working Capital Closing Statement prejudice either Party’s rights under Section 1.11.

(d) At the Closing and on the terms and subject to the conditions set forth in this Agreement, in consideration of the Conveyance of the Acquired Assets, Acquiror or its designated Affiliates will assume the Assumed Liabilities and pay to Seller or its designated Affiliates in cash an amount equal to the Estimated Cash Purchase Price by wire transfer of immediately available funds to a bank account or accounts designated by Seller in writing not less than two days prior to the anticipated Closing Date.

1.11 Working Capital Adjustment. (a) Within 60 days following the Closing Date, Seller will prepare and deliver to Acquiror a statement setting forth Seller’s calculation (the “Closing Working Capital Statement”) of (i) the Closing Working Capital and (ii) the Cash Purchase Price. The Closing Working Capital Statement will be prepared in a manner and format consistent with the Estimated Working Capital Closing Statement. At the request of Seller, Acquiror will provide to Seller and its accountants access during normal business hours to the books and records and any other information, and to any employees of Acquiror or any other member of the Acquiror Group, that in each case Seller determines is reasonably necessary for Seller to prepare the Closing Working Capital Statement, to respond to any Acquiror Objection and to prepare materials for presentation to the Accounting Firm contemplated by this Section 1.11, and Acquiror will otherwise cooperate with and assist Seller as Seller may reasonably request to carry out the purposes of this Section 1.11.

(b) For a period of 60 days after delivery of the Closing Working Capital Statement, Seller will provide Acquiror with reasonable access to all books, records, personnel and other materials and sources used by Seller to prepare the Closing Working Capital Statement and not already in the possession or under the control of Acquiror to the extent reasonably related to the determinations contemplated by this Section 1.11. The Closing Working Capital Statement will be binding and conclusive upon, and deemed accepted by, Acquiror unless Acquiror notifies Seller in writing within 60 days after delivery of the Closing Working Capital Statement of any good faith objection thereto (the “Acquiror Objection”). Any Acquiror Objection must set forth a description in reasonable detail of the basis of the Acquiror Objection and the specific adjustments to the values reflected in the Closing Working Capital Statement prepared by Seller which Acquiror believes should be made. Any items not disputed during the foregoing 60-day period will be deemed to have been accepted by Acquiror for all purposes of this Agreement.

(c) If Seller and Acquiror are unable to resolve any of their disputes with respect to the Closing Working Capital Statement within 30 days following Seller’s receipt of the Acquiror Objection pursuant to Section 1.11(b), either Party may refer the remaining disputed items to Grant Thornton LLP or another independent accounting firm mutually selected by Seller and Acquiror (the “Accounting Firm”) to make a written determination as to each then-remaining disputed item, which written determination will be final and binding on the Parties as to each such disputed item. The Accounting Firm will act as an arbitrator and not an auditor or expert and will address only those items that are in dispute. With respect to any item of the Closing Working Capital Statement for which a determination is to be made by the Accounting Firm, the Accounting Firm may only assign a value that is equal to the value for such item claimed by either Party. The Parties will use their Commercially Reasonable Efforts to have the Accounting Firm make its determination within 30 days of being engaged. The costs of any dispute resolution pursuant to this Section 1.11(c), including the fees and expenses of the Accounting Firm, will be shared equally by Seller and Acquiror. The fees and disbursements of the Representatives of each Party incurred in connection with their preparation of the Closing Working Capital Statement and preparation or review of any Acquiror Objection, as applicable, will be borne by such Party.

(d) The Closing Working Capital Statement will become final and binding on the Parties upon the earliest of (i) if no Acquiror Objection has been given, the expiration of the period within which Acquiror must make its objection pursuant to Section 1.11(b), (ii) the agreement in writing by Seller and Acquiror that the Closing Working Capital Statement, together with any modifications thereto agreed by Seller and Acquiror, is final and binding, and (iii) the date on which the Accounting Firm issues its written determination with respect to any dispute relating to such Closing Working Capital Statement pursuant to Section 1.11(c). The Closing Working Capital Statement, when final and binding on all Parties pursuant to this Section 1.11(d), and upon which a judgment may be entered by a court of competent jurisdiction, is herein referred to as the “Final Closing Working Capital Statement.” The Cash Purchase Price as set forth in the Final Closing Working Capital Statement is the “Final Cash Purchase Price.”

(e) Within five Business Days following the determination of the Final Closing Working Capital Statement, the Closing Working Capital Adjustment Payment payable pursuant to this Section 1.11(e) will be paid by wire transfer of immediately available funds to a bank account or accounts designated by Seller or Acquiror, as applicable. The “Closing Working Capital Adjustment Payment” will be equal to the Final Cash Purchase Price minus the Estimated Cash Purchase Price. If the Closing Working Capital Adjustment Payment is positive, then Acquiror will pay to Seller the Closing Working Capital Adjustment Payment. If the Closing Working Capital Adjustment Payment is negative, then Seller will pay to Acquiror the absolute value of the Closing Working Capital Adjustment Payment.

1.12 Closing Deliveries. (a) Documents To Be Delivered by Seller. On the Closing Date, Seller will deliver, or will cause its appropriate Subsidiaries or Affiliates to deliver, to Acquiror all of the following instruments (each duly executed by Seller or those of its Subsidiaries or Affiliates that are parties, as applicable):

(i) the Ancillary Agreements to which Seller or any of its Subsidiaries or Affiliates is a party;

(ii) the Transfer Documents as described in Section 1.13, in form and substance reasonably satisfactory to Acquiror;

(iii) all waivers, consents, authorizations from Governmental Authorities or approvals or other documents necessary to effectively transfer the Acquired Assets (other than the Foxtail Contracts) and the Assumed Liabilities;

(iv) consents from 80% of the third parties to the Foxtail Contracts listed on Section 1.12(iv) of the Seller Disclosure Letter;

(v) consents from the third parties to the Contracts listed on Section 1.12(v) of the Seller Disclosure Letter;

(vi) a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, executed by the Seller and each Subsidiary of Seller Conveying Acquired Assets or Assumed Liabilities hereunder, in form and substance satisfactory to Acquiror;

(vii) a properly executed and completed Internal Revenue Service Form W-9 from the Seller and each Subsidiary of Seller Conveying Acquired Assets or Assumed Liabilities hereunder;

(viii) written release of all Security Interests other than Permitted Encumbrances relating to the Acquired Assets, executed by the holder of such Security Interest, in form and substance reasonably satisfactory to Acquiror;

(ix) an assignment or sublease of Real Property Lease with respect to each Foxtail Facility specified on Section 1.12(a)(ix) of the Seller Disclosure Letter to the extent required by Section 1.06(b); and

(x) the certificate contemplated by Section 6.02(d).

(b) Documents To Be Delivered by Acquiror. On the Closing Date, Acquiror will deliver, or will cause its Subsidiaries or Affiliates to deliver, as appropriate, to Seller all of the following instruments (each duly executed by Acquiror or those of its Subsidiaries or Affiliates that are parties, as applicable):

(i) the Ancillary Agreements to which Acquiror or any of its Subsidiaries or Affiliates is a party;

(ii) the Transfer Documents as described in Section 1.13;

(iii) an assignment or sublease of Real Property Lease with respect to each Foxtail Facility specified on Section 1.12(a)(ix) of the Seller Disclosure Letter to the extent required by Section 1.06(b); and

(iv) the certificate contemplated by Section 6.03(c).

1.13 Conveyance of Acquired Assets and Assumption of Assumed Liabilities. In furtherance of the Conveyance of the Acquired Assets and assumption of Assumed Liabilities provided in Sections 1.01 and 1.02, on the Closing Date, (a) Seller will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, assignments of Contracts, assignments of Intellectual Property, assignments of Assumed Liabilities and other instruments of Conveyance (in each case to the extent applicable and in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Assets are located) as and to the extent reasonably necessary to evidence the Conveyance of all of Seller’s and its Subsidiaries’ right, title and interest in and to the Acquired Assets and the Assumed Liabilities to Acquiror and its Affiliates and (b) Acquiror will execute and deliver, or will cause to be executed and delivered, such assumptions of Assumed Liabilities and other instruments of assumption (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Assumed Liabilities by Acquiror or its Affiliates. All of the foregoing documents contemplated by this Section 1.13 will be referred to collectively herein as the “Transfer Documents.”

II. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Acquiror as of the date hereof and, if Closing occurs, as of the Closing that, except as set forth in the Seller Disclosure Letter (interpreted in accordance with Section 10.13):

2.01 Due Organization, Good Standing and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Seller and its Subsidiaries have the requisite corporate power and authority to own, lease and operate the Acquired Assets, to carry on the Foxtail Business as now being conducted and to enter into and perform its obligations under this Agreement or the Ancillary Agreements to which it is, or will be at Closing, a party and to consummate the transactions contemplated hereby and thereby. Seller and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the ownership, lease or operation of the Acquired Assets or the nature of the Foxtail Business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Foxtail Business.

2.02 Authorization of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and, if applicable, its Subsidiaries, and the consummation by it and, as of the Closing, its Subsidiaries of the transactions contemplated hereby and thereby, have been or will be duly authorized and approved by all necessary corporate action and no other corporate or shareholder action on the part of Seller or its Subsidiaries is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is, or will be at Closing, a party, or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements, when executed, will be duly executed and delivered by Seller, and its Subsidiaries (to the extent it is a party thereto), and each is (or when executed will be) a valid and binding obligation of Seller and its applicable Subsidiaries and enforceable against Seller and such applicable Subsidiary in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles (such exception, the “Enforceability Exception”).

2.03 Consents and Approvals; No Violations. Except as set forth in Section 2.03 of the Seller Disclosure Letter and assuming (a) the filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), are made and the waiting periods thereunder have been terminated or expired and any Governmental Approvals required under any other Antitrust Law have been obtained or satisfied and (b) the Governmental Approvals set forth in Section 2.03 of the Seller Disclosure Letter have been made or obtained, the execution and delivery of this Agreement and the Ancillary Agreements by Seller and, if applicable, its Subsidiaries, and the consummation by Seller and, if applicable, its Subsidiaries of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of their respective Organizational Documents, (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to Seller or any of its Subsidiaries in respect of the Foxtail Business, (iii) require any Governmental Approval, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Foxtail Material Contract, excluding in the case of clauses (ii) through (iv) above, conflicts, violations, approvals, breaches, defaults, rights of terminations, cancellations, accelerations, increases or losses which would not reasonably be expected, individually or in the aggregate, to be material to the Foxtail Business. The execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in the creation of any Security Interests against the Seller, any of its Subsidiaries, the Acquired Assets or the Assumed Liabilities.

2.04 Intellectual Property. (a) Seller or a Subsidiary of Seller has good, valid and legal title to, and is the sole owner of all right, title and interest in and to, the Foxtail Owned IP Assets, free and clear of any Security Interests other than Permitted Encumbrances.

(b) The Foxtail IP Assets, together with the Seller Shared Technology and the Intellectual Property used to provide the services pursuant to the Transition Services Agreement, include all of the rights to Intellectual Property that are used by any member of the Seller Group in the operation of the Foxtail Business as currently conducted, except for the Excluded IP Assets, the Intellectual Property that is set forth in Section 2.04(b) of the Seller Disclosure Letter, which is either Open Source Software or generally commercially available, and the Intellectual Property that is licensed to a member of the Seller Group pursuant to any of the Contracts that are listed on Section 2.07(a)(vi) of the Seller Disclosure Letter but that are not Foxtail Contracts. Notwithstanding whether the foregoing can be interpreted to be a representation regarding non-infringement, misappropriation or other violation of the Intellectual Property of third parties, such representation will not be interpreted in such way and the only representation made by Seller regarding infringement, misappropriation or other violation of the Intellectual Property of third parties is set forth in Section 2.04(d) below.

(c) Section 1.04(a)(v) of the Seller Disclosure Letter sets forth a list of the Foxtail Owned IP Assets that constitute active Registered Intellectual Property as of the date hereof, including for each such item listed, as applicable, its (i) territory, (ii) application serial number and date, (iii) issue number and date, and (iv) title or mark. All registration, maintenance and renewal fees, issue fees and annuities due to any Governmental Authority in respect of such Foxtail Owned IP Assets as of the date hereof have been paid. Section 1.04(a)(v) of the Seller Disclosure Letter also lists certain identifiers that could be deemed unregistered Trademarks. None of such Foxtail Owned IP Assets is licensed to any third party, except pursuant to a Foxtail Material Contract listed in Section 2.07(a)(v) of the Seller Disclosure Letter. Each such item of the Foxtail Owned IP Assets that is issued or registered is valid and enforceable, and there is no pending Action or allegation asserting the invalidity or unenforceability of any item of the Foxtail Owned IP Assets other than prosecution proceedings entered into in the Ordinary Course of Business with the applicable issuing or granting Governmental Authority. There is no pending Action or allegation challenging Seller’s or its Subsidiaries’ ownership of the Foxtail Owned IP Assets. After the Closing, the Acquiror will be able to enforce the rights in each such item of the Foxtail Owned IP Assets that is issued or registered against infringers thereof to the same extent that Seller or its Subsidiaries could do if the assignment of such Foxtail Owned IP Assets contemplated hereby did not take place.

(d) To Seller’s knowledge after reasonable internal inquiry, neither Seller nor any of its Subsidiaries (including, without limitation, directly, as a contributory infringer, through inducement or otherwise), nor any of the products and services offered by, on behalf of or through Seller or any of its Subsidiaries (whether by sale, license or otherwise), nor the use or licensing of the Foxtail Software, nor any of the processes or business methods used by or at the direction of Seller or its Subsidiaries in the Foxtail Business, nor the operation of the Foxtail Business, in each case, as currently conducted by Seller and its Subsidiaries, infringes, misappropriates or otherwise violates any Intellectual Property of any Person. For the avoidance of doubt, the limitations of the defined term “Knowledge” are not intended to apply to this Section 2.04(d).

(e) To Seller’s Knowledge, there is not and has not been any unauthorized use or disclosure, infringement, misappropriation or other violation of any Foxtail Owned IP Assets or Foxtail Software by any Person. There has been no claim made or threatened by Seller or its Subsidiaries against any Person (and neither Seller nor its Subsidiaries has been a party to any Action including such a claim) asserting any unauthorized use or disclosure, infringement, misappropriation or other violation of any Foxtail Owned IP Assets or Foxtail Software.

(f) Except as set forth in Section 2.04(f) of the Seller Disclosure Letter, there has been no claim made in writing, or to the Knowledge of Seller, threatened, against Seller or its Subsidiaries (and neither Seller nor its Subsidiaries has been a party to any Action including such a claim), and neither Seller nor its Subsidiaries has received or provided notice of any such claim or other communication: (i) asserting the infringement, misappropriation or other violation of any Intellectual Property; (ii)

challenging Seller’s or its Subsidiaries’ ownership of or rights to use, license or otherwise exploit any Intellectual Property or Foxtail Software; (iii) asserting that Seller or its Subsidiaries has engaged in unfair competition, false advertising or other unfair business practices; (iv) offering an “invitation to license” as a means to avoid infringement or potential infringement of any Intellectual Property; or (v) otherwise asserting claims or allegations affecting or that would, if established, affect the ability of Seller or its Subsidiaries or the Foxtail Business to make, use, have made, offer to sell, sell, or import any product, software, data or service developed, under development, made, used, sold, offered for sale, or imported in any country, worldwide for the Foxtail Business, or the ability to otherwise conduct the Foxtail Business as such business is currently conducted by Seller and its Subsidiaries.

(g) Seller and its Subsidiaries have exercised reasonable care to protect the confidential information and trade secrets of the Foxtail Business and to protect the confidential information and trade secrets of others provided to Seller or its Subsidiaries in connection with the Foxtail Business in confidence.

(h) To Seller’s Knowledge, Seller’s and its Subsidiaries’ current and former employees, officers, independent consultants and contractors that have created any Foxtail Owned IP Assets or Foxtail Software have assigned ownership of such Intellectual Property to Seller or its Subsidiaries and entered into agreements with Seller or its Subsidiaries preventing them from disclosing confidential information to any third party or making unauthorized use of confidential information. Each of Seller and its Subsidiaries has complied with all applicable Laws with regard to compensation of employees, officers, independent consultants and contractors for the assignment of their inventions to Seller or its Subsidiary and all such employees, officers, independent consultants and contractors have been fully compensated for all inventions under applicable Law.

(i) None of the Foxtail Owned IP Assets was developed by or on behalf of, or using grants or any other subsidies of, any Governmental Authority.

(j) The consummation of the transaction contemplated by this Agreement will not alter, impair or extinguish any of the Foxtail IP Assets.

(k) Except as set forth on Section 2.04(k) of the Seller Disclosure Letter, none of the Foxtail Software: (i) incorporates or contains any Open Source Software, or is subject to any license or other contractual obligation that (A) requires Seller or its Subsidiaries to divulge to any Person any source code or trade secret that is part of the Foxtail Software, (B) licenses a third party to create any derivative work based on the Foxtail Software or any part thereof, or (C) licenses a third party to distribute or redistribute Software or any part thereof at no charge; or (ii) contains any time bomb, virus, worm, Trojan horse, back door, drop dead device, or any other Software that would interfere with its normal operation, would allow circumvention of security controls, or is intended to cause damage to hardware, Software or data.

(l) The source code for all Foxtail Software owned by Seller or its Subsidiaries is in the sole possession and custody of Seller or its Subsidiaries and has not been provided to any third party other than to an escrow agent under a source code escrow agreement or as required pursuant to a Material Contract listed on Section 2.04(l) of the Seller Disclosure Letter.

(m) Notwithstanding whether any of the representations or warranties in this Article II could be read to apply to matters involving Intellectual Property, the representations set forth in this Section 2.04, together with those in Sections 2.05, 2.07 and 2.10 are the only Sections of this Article II that will apply to matters involving Intellectual Property.

2.05 Litigation. Except as set forth in Section 2.05 of the Seller Disclosure Letter, (a) there is no, and since January 1, 2013 there has not been any, Action pending against Seller or any of its Subsidiaries, or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries relating to or affecting the Foxtail Business, the Acquired Assets or the Assumed Liabilities, that have been or would reasonably be expected to be, individually or in the aggregate, material to the Foxtail Business, and (b) as of the date of this Agreement, neither Seller nor any of its Subsidiaries is subject to any Order affecting the Foxtail Business, the Acquired Assets or the Assumed Liabilities, that would reasonably be expected to affect, in any material respect, individually or in the aggregate, the Foxtail Business.

2.06 Compliance With Laws; Licenses and Permits. (a) Except as has not been and would not reasonably be expected to be material to the Foxtail Business, neither Seller nor any of its Subsidiaries is currently, and neither has been since January 1, 2011, in default under or in breach or violation of any applicable Laws or the provisions of any permit, license or approval issued by any Governmental Authority with respect to the Foxtail Business. None of the Governmental Approvals required for the continued conduct of the Foxtail Business as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby or by the Ancillary Agreements, except as has not been and would not reasonably be expected to be material to the Foxtail Business.

(b) The Seller and its Subsidiaries hold all material Governmental Permits required to conduct the Foxtail Business as it is currently conducted, and each such license or permit is valid, in full force and effect, assignable to Acquiror or its Subsidiaries and listed on Section 2.06(b) of the Seller Disclosure Letter. Neither the execution of this Agreement nor the Closing does or will constitute or result in a default under or violation of any such Governmental Permit.

(c) Seller and each of its Subsidiaries maintain policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance in all material respects with all applicable Law. To the Seller’s Knowledge, there has been no security breach relating to, violation of any security policy regarding, or unauthorized access or unauthorized use of, any data in the possession, custody or control of Seller or its Subsidiaries relating to the Foxtail Business that contains the personally identifiable information of natural persons. The use and dissemination of any and all data and information concerning individuals by Seller or its Subsidiaries with respect to the Foxtail Business is in compliance in all material respects with all applicable privacy policies, terms of use, customer agreements and Law.

2.07 Contracts. (a) Section 2.07(a) of the Seller Disclosure Letter contains a list of each Contract that is in effect as of the date of this Agreement and that falls in one or more of the following categories (collectively, whether or not scheduled, the “Foxtail Material Contracts”):

(i) a Contract containing covenants binding upon Seller or its Subsidiaries that restrict during any period of time the ability of Seller or any of its Subsidiaries to compete or engage in any business or geographic area and that relates to the Foxtail Business;

(ii) a Contract containing any “most favored nations,” exclusivity or similar right or undertaking in favor of any party other than Seller and its Subsidiaries with respect to any material goods or services purchased or sold by Seller or its Subsidiaries and that relates to the Foxtail Business;

(iii) a lease, sublease or similar Contract with any Person under which Seller or any of its Subsidiaries is a lessor or sublessor of, or makes available for use to any Person, any Foxtail Facilities;

(iv) a lease, sublease or similar Contract with any Person under which Seller or any of its Subsidiaries is a lessee or sublessee or uses any real property for the operation of the Foxtail Business;

(v) a license or sublicense Contract under which Seller or any of its Subsidiaries grants any rights under any of the Foxtail IP Assets, except for customer contracts that grant non-exclusive use licenses in the Ordinary Course of Business;

(vi) a license or sublicense Contract under which Seller or any of its Subsidiaries is granted any rights under any Intellectual Property used in the Foxtail Business, except for non-exclusive licenses to software that is generally commercially available;

(vii) a Contract for the sale of any material Acquired Asset or collection of Acquired Assets that are material to the Foxtail Business in the aggregate, other than Contracts entered into in the Ordinary Course of Business;

(viii) (A) a Contract relating to the Foxtail Business involving the payment of more than $150,000 in the fiscal year ended December 31, 2015, or that would reasonably be expected to provide for the payment of more than $150,000 in any future 12-month period ended December 31, with respect to goods and services relating to the Foxtail Business and that is not terminable at will by Seller or any of its Subsidiaries (or Acquiror following the Closing) on less than 30 days’ notice without penalty, or (B) a Contract relating to the Foxtail Business involving the receipt of more than $150,000 in the fiscal year ended December 31, 2015, or that would reasonably be expected to provide for the receipt of more than $150,000 in any future 12-month period ended December 31, with respect to goods and services relating to the Foxtail Business and that is not terminable at will by Seller or any of its Subsidiaries (or Acquiror following the Closing) on less than 30 days’ notice without penalty;

(ix) a Contract relating to any Indebtedness to a third party that would bind Acquiror or any of its Affiliates after the Closing;

(x) a Contract under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, Liabilities or obligations of the Foxtail Business or (B) the Foxtail Business has directly or indirectly guaranteed or assumed Indebtedness, Liabilities or obligations of another Person, in each case in excess of $150,000 individually or $300,000 in the aggregate;

(xi) a material settlement or compromise of any suit, claim, proceeding or dispute relating to the Foxtail Business;

(xii) any sales agency, sales representation, consultant or distributorship Contract relating to the Foxtail Business; and

(xiii) a Contract establishing or providing for any material partnership or joint venture relating to the Foxtail Business.

(b) Seller has made available to Acquiror a true and correct copy of each Foxtail Material Contract as in effect as of the date of this Agreement.

(c) Each Foxtail Material Contract is valid, binding and in full force and effect and is enforceable by and against Seller or one of its Subsidiaries in accordance with its terms, except as has not been and would not reasonably be expected to be material to the Foxtail Business. Each of Seller and its Subsidiaries has performed all obligations required to be performed by it to date under the Foxtail Material Contracts to which it is a party and is not in breach of or default thereunder and, to the Knowledge of Seller, no other party to any Foxtail Material Contract is in breach of or default thereunder, in any respect that would reasonably be expected to be, individually or in the aggregate, material to the Foxtail Business.

2.08 Employees and Employee Benefits. (a) Section 5.01 of the Seller Disclosure Letter indicates, as of the relevant date of presentation, (i) a list of each In-Scope Employee and (ii) each such employee’s function and title, base salary or hourly wage rate, most recent annual equity compensation award, cash bonus target and other incentive compensation targets, retention or other stay-put bonuses paid or payable, employment site, age and date of hire.

(b) To the Knowledge of Seller, no employee of Seller or its Subsidiaries is listed on Section 5.01 of the Seller Disclosure Letter unless such employee has devoted a substantial amount of his or her working hours performing services for the Foxtail Business in the twelve month period prior to the date hereof; provided that call center / data center employees listed on Section 5.01 of the Seller Disclosure Letter may have devoted a variable amount of time to the Foxtail Business. To the Knowledge of Seller, except as set forth on Section 2.08(b) of the Seller Disclosure Letter, Section 5.01 of the Seller Disclosure Letter sets forth a list of all employees of Seller or its Subsidiaries predominantly used in the Foxtail Business as of the date of this Agreement.

(c) To the Knowledge of Seller, as of the date of this Agreement, none of the In-Scope Employees has provided written notice to Seller or any of its Subsidiaries that he or she intends to resign, retire or terminate his or her engagement with the Foxtail Business as a result of the transactions contemplated in this Agreement or otherwise.

(d) All payments to agents, consultants and others made by Seller or its Subsidiaries in connection with the Foxtail Business have been in payment of bona fide fees and commissions and not as bribes, kickbacks or as otherwise illegal or improper payments. All such payments have been made directly to the parties providing the goods or services for which such payments were made, and no such payment has been paid in a manner intended to avoid currency controls or any party’s Tax reporting or Tax payment obligations.

(e) Except as set forth on Section 2.08(e) of the Seller Disclosure Letter, as of the date of this Agreement, no In-Scope Employees are on secondment, maternity, paternity, adoption or other leave or absent due to sickness or disability or for any reason.

(f) Except as set forth on Section 2.08(f) of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries has paid nor will it be required to pay any bonus, fee, distribution, remuneration or other compensation to any In-Scope Employees (other than salaries, wages, commissions, equity-based incentives or bonuses paid or payable to employees and consultants in the Ordinary Course of Business in accordance with current compensation levels and practices) as a result of the transactions contemplated by this Agreement or otherwise.

(g) Seller has made available to Acquiror copies or summaries of the material terms of all of the Compensation and Benefit Plans. With respect to each of the Compensation and Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code (the “Qualified Plans”), no issue concerning qualification of any Qualified Plan is pending before or, to the Knowledge of Seller, threatened by, the IRS, except for routine requests for determination and qualification. No Compensation and Benefit Plan is a multiemployer plan as defined in Section 3(37) of ERISA.

(h) Each Compensation and Benefit Plan has been established, maintained, operated and administered in all respects in accordance with its terms and in compliance in all respects with all applicable Laws except, in each case, as would not be material to the Foxtail Business.

(i) Neither Seller nor any of its ERISA Affiliates, nor any of their respective predecessors, contributes to, has ever contributed to, has ever been required to contribute to, or otherwise participates in or has participated in, or has any material Liability with respect to, any employee benefit plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, in each case that could result in any material Liability to Acquiror.

(j) All of the Compensation and Benefit Plans, to the extent applicable, are in compliance in all material respects with the continuation of health benefit provisions contained in Section 4980B(f) of the Code (“COBRA”).

(k) As of the date of this Agreement, there is no pending or, to the Knowledge of Seller, threatened Action against or involving any Compensation and Benefit Plan that is material to the Foxtail Business and there is no basis for any such Action, other than routine claims for benefits.

(l) Section 2.08(k) of the Seller Disclosure Letter identifies each collective bargaining agreement or other Contract with any labor organization, union or works council that applies to any In-Scope Employees. Except as set forth on Section 2.08(l) of the Seller Disclosure Letter:

(i) There is no labor strike, dispute, slowdown, picketing, hand-billing, refusal to cross picket lines or work stoppage pending or, to the Knowledge of Seller, threatened in writing against Seller or any of its Subsidiaries by any In-Scope Employees, nor, to the Knowledge of Seller, have any such employees engaged in any such labor unrest in the preceding three years;

(ii) No labor organization, as defined in the National Labor Relations Act of 1947, as amended (the “NLRA”), currently claims any right of representation concerning any of the In-Scope Employees;

(iii) No collective bargaining agreement, neutrality agreement, contract or legally binding commitment to any trade union, employee group or labor organization (as defined in the NLRA) exists or is currently being negotiated and no organizing effort is currently being made with respect to any of the In-Scope Employees;

(iv) Neither Seller, its Subsidiaries nor any of the agents, representatives or employees of any of them is engaging in or has engaged in any unfair labor practice, as defined in the NLRA, with respect to the In-Scope Employees; and

(v) There are no grievance or arbitration proceedings arising out of or under any collective bargaining agreement which are pending or, to the Knowledge of Seller, threatened in writing, against Seller or its Subsidiaries with respect to the In-Scope Employees.

(m) Seller and its Subsidiaries with respect to the Foxtail Business are and have been in compliance with their respective obligations under the WARN Act and similar applicable Law regarding plant closings and mass layoffs.

(n) Notwithstanding anything herein to the contrary, the representations and warranties set forth in this Section 2.08, together with those in Sections 2.05, 2.06, 2.10 and 2.11 are the sole and exclusive representations and warranties applicable to Compensation and Benefit Plans and to employees or other service providers of Seller or its Affiliates (and, in all instances, any Liabilities relating thereto).

2.09 Financial Statements; No Foxtail Business MAE. (a) Section 2.09(a) of the Seller Disclosure Letter contains a true and correct copy of (i) the unaudited balance sheet of the Foxtail Business as of October 31, 2015 and (ii) the unaudited statement of income of the Foxtail Business for the nine-month period ended September 30, 2015 (collectively, the “Historical Financial Statements”). The Historical Financial Statements were derived from the books and records of Seller and its Subsidiaries, consistently applied, as at the dates and for the periods presented (except for the absence of footnote disclosures and normal and recurring adjustments) and, with respect to the items presented therein, the Historical Financial Statements present fairly in all material respects the financial position and results of operations of the Foxtail Business as at the dates and for the periods presented (subject to normal and recurring adjustments and the absence of footnote disclosures).

(b) Since December 31, 2014, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, a Foxtail Business MAE.

2.10 Absence of Changes. Except as set forth on Section 2.10 of the Seller Disclosure Letter, since October 31, 2015, the Foxtail Business has been conducted in the Ordinary Course of Business in all material respects and neither Seller nor any of its Subsidiaries has, in connection with the Foxtail Business, taken (or not taken) any action that if taken (or not taken) would require the consent of Acquiror pursuant to Section 4.01(b).

2.11 Taxes. Except as set forth on Section 2.11 of the Seller Disclosure Letter, with respect to the Foxtail Business:

(a) There are no Security Interests for Taxes on any of the Acquired Assets other than Permitted Encumbrances.

(b) All Tax Returns required to be filed by or with respect to the Acquired Assets or the Foxtail Business have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(c) All Taxes required to be paid by or with respect to the Acquired Assets or the Foxtail Business (whether or not reflected on any Tax Return) have been timely paid in full.

(d) All Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party with respect to the Acquired Assets and the Foxtail Business have been timely and properly withheld and paid, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code, or similar provisions of state, local or non-U.S. Law.

(e) Solely with respect to the Foxtail Business, either (i) all unclaimed property reports required to be filed have been filed and all unclaimed property required to be remitted have been remitted to the appropriate Taxing Authority or (ii) all unclaimed property has been delivered or paid to its original or proper recipient.

(f) None of the Acquired Assets is a United States real property interest within the meaning of Section 897 of the Code.

(g) Neither Acquiror nor any of its Affiliates will be required to include any item of income in, or exclude any item of deduction from, taxable income in any Post-Closing Tax Period as a result of any prepaid amount or advance payment received with respect to the Acquired Assets or Foxtail Business on or prior to the Closing Date.

(h) None of the Assumed Liabilities is an obligation under any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

(i) None of the Acquired Assets is an interest in any joint venture, partnership or other arrangement or Contract that could be treated as a fiscally transparent entity for income Tax purposes.

(j) No claim has been made by a Taxing Authority in a jurisdiction where Tax Returns are not filed that Taxes relating to the Acquired Assets or the Foxtail Business are or may be due in such jurisdiction which claim is open.

2.12 Broker’s or Finder’s Fee. Neither Seller nor any of its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder or other similar agent with respect to the transactions contemplated by this Agreement.

2.13 Title to Properties; Security Interests. Except as set forth in Section 2.13 of the Seller Disclosure Letter, Seller and its Subsidiaries have good and valid title to, or, if applicable, valid leasehold interests in or valid license or right to use, all Acquired Assets, in each case as such property is currently being used, subject to no Security Interests, other than for Permitted Encumbrances.

2.14 Acquired Assets; Condition of Assets. (a) Except as set forth on Section 2.14 of the Seller Disclosure Letter, the Acquired Assets, together with the Assets, rights and services provided to Acquiror pursuant to this Agreement or the Ancillary Agreements, including in Sections 1.06 and 4.13 of this Agreement, are sufficient to conduct the Foxtail Business in the manner and to the extent presently conducted by the Seller or its Subsidiaries in all material respects.

(b) The tangible Acquired Assets are in good condition in all material respects, reasonable wear and tear excepted, except as would not adversely affect, in any material respect, the continued operation of the Foxtail Business in the ordinary course of business as conducted on the date of this Agreement.

2.15 Real Property. (a) Section 2.15(a) of the Seller Disclosure Letter sets forth a list of any real property leases, subleases, licenses or occupancy agreements to which the Seller or any of its Subsidiaries is a party, whether as a lessor or a lessee that is primarily used in the Foxtail Business (the “Real Property Leases,” and such real property, the “Leased Real Property”).

(b) True, complete (in all material respects) and correct copies of all Real Property Leases have been made available to Acquiror prior to the date of this Agreement. Each Real Property Lease is unmodified except as set forth in any amendments delivered to Acquiror, true, complete and correct copies of which have been made available to Acquiror prior to the date of this Agreement, in the case of such amendments in existence as of such date, and promptly following entry into any other amendments and in no event later than five Business Days prior to the Closing Date, in the case of such amendments entered into after the date of this Agreement, and there are no understandings, oral or written, between the parties to any Real Property Lease which in any manner vary the obligations or rights of any party thereunder. Each Real Property Lease is a legal, valid and binding agreement and is in full force and effect and enforceable by Seller or such Subsidiary in accordance with its terms. Except as has not been and would not reasonably be expected to be material to the Foxtail Business, each of Seller and its Subsidiaries has performed all obligations required to be performed by it to date under the Real Property Leases to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and, to the Knowledge of Seller, no other party is in breach or default under any such Real Property Lease.

(c) To the Knowledge of Seller, no parcel of Leased Real Property is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor nor, to the Knowledge of Seller, has any condemnation, expropriation or taking been proposed, except as would not be material to the Foxtail Business.

(d) Except as set forth on Section 2.15(d) of the Seller Disclosure Letter, (i) there are no leases, subleases, licenses, concessions or other agreements of Seller or its Subsidiaries, written or oral, granting to any Person or entity the right to use or occupy any portion of the Leased Real Property, (ii) no Person (other than Seller or its Subsidiaries) is in possession of any portion of the Leased Real Property, (iii) all local authority taxes, local improvement and development taxes, charges, rates, levies and assessments whatsoever due and owing with respect to the Leased Real Property due and payable in respect of the period up until the Closing Date have been paid in full and there has been no notice of any proposed assessment for public improvement, and (iv) the present use and operation of the Leased Real Property conforms to the permitted use under each of the Real Property Leases and for the purposes of all applicable planning and other Laws and is not subject to a variance.

(e) All rents and other amounts due in respect of the Real Property Leases have been paid and no rent has been paid more than one month in advance. There is no pending rent review or outstanding application for consent in respect of any of the Real Property Leases.

(f) None of the Seller or any of its Subsidiaries owns any real property that is primarily used in the Foxtail Business.

2.16 Environmental Matters. (a) Insofar as it relates to the Foxtail Business (including the Leased Real Property), Seller and each of its Subsidiaries, are in compliance in all material respects with all Environmental Laws and any Governmental Approvals required pursuant to Environmental Law.

(b) Neither Seller nor any of Seller’s Subsidiaries has received any pending written Environmental Claim or written notice of any threatened Environmental Claim against Seller or any of its Subsidiaries relating to either the Foxtail Business or any Leased Real Property insofar as it relates to the Foxtail Business.

(c) Neither Seller nor any of its Subsidiaries has entered into or is subject to any outstanding Order under any Environmental Law regarding either the Foxtail Business or any Leased Real Property insofar as it relates to the Foxtail Business.

(d) Neither Seller nor any of its Subsidiaries has Released any Hazardous Materials at any Leased Real Property except in accordance with applicable Environmental Laws.

2.17 Indebtedness. Except as set forth in Section 2.17 of the Seller Disclosure Letter, neither the Seller nor any of its Subsidiaries has any Indebtedness relating to the Foxtail Business that would be assumed by Acquiror or any of its Affiliates following the Closing.

2.18 Accounts Receivable. Set forth on Section 2.18 of the Seller Disclosure Letter is a complete and accurate list of all the accounts receivable of the Seller and its Subsidiaries (with respect to the Foxtail Business) as of December 31, 2015. Such accounts receivable, and any accounts receivable arising between such date and the Closing (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made and services actually provided in the Ordinary Course of Business. Except as reflected on the Historical Financial Statements, the Final Closing Working Capital Statement or on Section 2.18 of the Seller Disclosure Letter, the Accounts Receivable are not subject to any valid counterclaim, set-off, defense, security interest, claim, or other encumbrance, and neither the Seller nor any of its Subsidiaries has received any written notice of any asserted counterclaim, claim or other encumbrance.

2.19 Insurance. Section 2.19 of the Seller Disclosure Letter sets forth the insurance policies maintained by the Seller and its Subsidiaries exclusively for the Foxtail Business, together with the amount of coverage for each policy, the premium due dates and the dates of last payment and the claims history under such insurance policies since January 1, 2014. All such insurance policies are in full force and effect (with respect to the applicable coverage periods), and neither the Seller nor any of its Subsidiaries is in default with respect to any of its respective obligations under any of such insurance policies.

2.20 Transactions with Related Persons. Except as set forth on Section 2.20 of the Seller Disclosure Letter, none of Seller or any of its Subsidiaries nor, to the Knowledge of Seller, any of their respective officers or directors (a) owns, directly or indirectly, more than 10% of the outstanding equity interests of any Person that furnishes or sells material services, products, land or technology to the Foxtail Business, (b) owns, directly or indirectly, more than 10% of the outstanding equity interests of any Person that purchases from the Foxtail Business any material goods or services, or (c) is party to any Foxtail Material Contract that is on non-arm’s length terms.

2.21 Customers and Suppliers. Section 2.21(a) of the Seller Disclosure Letter sets forth a true, complete and correct list, by company, of the 50 largest customers of the Foxtail Business and the 10 largest suppliers (including subcontractors to the Seller or its Subsidiaries under any Contracts) of the Foxtail Business, by volume of sales and purchases, respectively (by dollar volume) for the eleven month period ended November 30, 2015. Since January 1, 2015, except as disclosed on Section 2.21(b) of the Seller Disclosure Letter as of the date of this Agreement, neither the Seller nor any of its Subsidiaries has received written notice or, to the Knowledge of Seller, any other communication, from any supplier listed on Section 2.21(a) of the Seller Disclosure Letter to the effect that any such supplier will stop or materially decrease the rate of supplying materials, products or services to the Foxtail Business or materially alter pricing or other material terms of sale. Since January 1, 2015, except as disclosed on Section 2.21(c) of the Seller Disclosure Letter as of the date of this Agreement, neither the Seller nor any of its Subsidiaries has received written notice or, to the Knowledge of Seller, any other communication, from any customer listed on Section 2.21(a) of the Seller Disclosure Letter to the effect that such customer will stop or materially decrease the rate of buying materials, services or products from the Foxtail Business.

2.22 Product and Service Warranties. Neither Seller nor any of its Subsidiaries has any rebate obligations applicable to the Foxtail Business. Neither Seller nor any of its Subsidiaries has any product or service warranties or guarantees applicable to the Foxtail Business, except as expressly provided in Foxtail Contracts.

2.23 No Other Representations or Warranties. Except for the representations and warranties of Seller expressly set forth in this Article II and the Ancillary Agreements, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller or any of its Subsidiaries with respect to the Acquired Assets, the Foxtail Business, the transactions contemplated by this Agreement and the Ancillary Agreements or the accuracy or completeness of the information (or omissions therefrom) concerning the Foxtail Business provided by Seller or any of its Subsidiaries. The representations and warranties made in this Agreement and the Ancillary Agreements with respect to the Acquired Assets, the Foxtail Business and the transactions contemplated by this Agreement and the Ancillary Agreements are in lieu of all other representations and warranties that Seller and its Subsidiaries might have given Acquiror, including implied warranties of merchantability and implied warranties of fitness for a particular purpose.

III. REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to Seller as of the date hereof and, if Closing occurs, as of the Closing that, except as set forth in the Acquiror Disclosure Letter (interpreted in accordance with Section 10.13):

3.01 Due Organization, Good Standing and Corporate Power. Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and to enter into and perform its obligations under this Agreement or the Ancillary Agreements to which it is, or will be, a party and to consummate the transactions contemplated hereby and thereby. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership, lease or operation of assets owned by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not been or would not reasonably be expected to be, individually or in the aggregate, an Acquiror MAE.

3.02 Authorization of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Acquiror, and the consummation by Acquiror of the transactions contemplated hereby and thereby, have been duly authorized and approved by its board of directors, and no other corporate or stockholder action on the part of Acquiror or any member of the Acquiror Group is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and the Ancillary Agreements, when executed, will be, duly executed and delivered by Acquiror and, to the extent it is a party thereto, each is (or when executed will be) a valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exception.

3.03 Consents and Approvals; No Violations. Assuming that (a) the filings required under the HSR Act are made and all applicable waiting periods thereunder have been terminated or expired and any Governmental Approvals required under any other Antitrust Law have been obtained or satisfied, and (b) the Governmental Approvals set forth in Section 2.03 of the Seller Disclosure Letter have been made or obtained, the execution and delivery of this Agreement and the Ancillary Agreements by Acquiror and the consummation by Acquiror of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the Organizational Documents of Acquiror or any member of the Acquiror Group, (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to Acquiror or any of its Subsidiaries, (iii) require any Governmental Approval, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which any member of the Acquiror Group is a party, excluding in the case of clauses (ii) through (iv) above, conflicts, violations, approvals, breaches, defaults, rights of terminations, cancellations, accelerations, increases or losses which would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

3.04 Broker’s or Finder’s Fee. Neither Acquiror nor any of its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder or other similar agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for which Seller or any of its Subsidiaries could become liable or obligated.

3.05 Financing. Acquiror has, and at the Closing will have, available cash sufficient to consummate the transactions contemplated by this Agreement, including the funds necessary to pay the aggregate Cash Purchase Price pursuant to Section 1.10 and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and all Ancillary Agreements and to allow Acquiror to perform all of its obligations under this Agreement and pay all fees and expenses to be paid by Acquiror related to the transactions contemplated by this Agreement.

3.06 Litigation. As of the date of this Agreement, there are no Actions pending against Acquiror or any of its Subsidiaries or, to the Knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries, before or by any Governmental Authority, that is or would reasonably be expected to be, individually or in the aggregate, an Acquiror MAE. As of the date of this Agreement, neither Acquiror nor any of its Subsidiaries is subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

3.07 Independent Investigation; Investment Purpose. (a) Acquiror has conducted its own independent investigation, review and analysis of the Foxtail Business and the Acquired Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose.

(b) In connection with Acquiror’s investigation of the Foxtail Business, Acquiror has received from the Seller Group and its Representatives certain projections and other forecasts, including projected financial statements, projected cash flow items, certain projected business plan information and other projected data related to the Foxtail Business, the Acquired Assets and the Assumed Liabilities. Acquiror acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts and plans.

3.08 No Other Representations or Warranties. Except for the representations and warranties of Acquiror expressly set forth in this Article III and in the Ancillary Agreements, neither Acquiror nor any other Person makes any other express or implied representation or warranty on behalf of Acquiror or any of its Subsidiaries with respect to Acquiror or the transactions contemplated by this Agreement and the Ancillary Agreements.

IV. COVENANTS

4.01 Conduct of Foxtail Business Pending the Closing. (a) Except as expressly provided by this Agreement or any Ancillary Agreement, as set forth on Section 4.01 of the Seller Disclosure Letter, as required by applicable Law or as expressly consented to in writing by Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing (the “Pre-Closing Period”), Seller and each of its Subsidiaries will (i) conduct the Foxtail Business in the Ordinary Course of Business in all material respects, (ii) preserve (other than the sale of products and services of the Foxtail Business in the Ordinary Course of Business) the material Acquired Assets, and (iii) preserve in all material respects the material business relationships of the Foxtail Business with customers, suppliers and others with whom the Foxtail Business deals in the Ordinary Course of Business.

(b) Without limiting the generality of Section 4.01(a), and except as otherwise expressly provided in this Agreement, as set forth on Section 4.01 of the Seller Disclosure Letter, as required by applicable Law or as expressly consented to in writing by Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Seller will not, nor will it permit any of its Subsidiaries to:

(i) (A) sell, pledge, dispose of, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or subject to any Security Interest, any Assets that are (or would otherwise be) material Acquired Assets, other than dispositions of obsolete equipment in the Ordinary Course of Business;

(ii) in the case of each of the following to the extent it relates solely to the Foxtail Business, (A) make a material change in its accounting or Tax reporting principles, methods or policies, except as required by a change in Law or GAAP, (B) make, change or revoke any material Tax election, (C) settle or compromise any material Tax claim or Liability, or enter into any material Tax closing agreement, or (D) amend any Tax Return if, with respect to clauses (B), (C) and (D), any such action would increase the Tax obligations of Acquiror or any of its Subsidiaries following the Closing;

(iii) adopt, amend or terminate any Compensation and Benefit Plans applicable to In-Scope Employees, or increase the salaries, wage rates, target bonus opportunities or equity-based compensation of In-Scope Employees, in each case except (A) in the Ordinary Course of Business as applicable generally to Seller Group employees in the relevant jurisdictions, (B) in connection with the adoption or amendment of Compensation and Benefit Plans (or other practices) that are applicable generally to Seller Group employees in the relevant jurisdictions, or (C) as required (1) to comply with applicable Law, or (2) by the terms of any Compensation and Benefit Plan in effect on the date hereof;

(iv) amend or modify in a manner adverse to the Foxtail Business or terminate any Foxtail Material Contract (excluding expirations pursuant to the terms of such Contracts);

(v) enter into any Contract that if it had been entered into prior to the date hereof would have been considered a Foxtail Material Contract, other than, with respect to clause (viii)(B) in the definition of Foxtail Material Contracts in the Ordinary Course of Business and clause (xi) in the definition of Foxtail Material Contracts to the extent such settlement or compromise imposes monetary damages only; provided, however, Seller will provide a list of Foxtail Material Contracts covered by clause (viii)(B) of such definition, entered into after the date hereof and prior to the Closing Date at least five Business Days prior to the Closing;

(vi) incur, assume or guarantee any Indebtedness or make or forgive any loans or advances, or make any capital contributions to or investments in, any other Person, except as would not affect Acquiror’s conduct of the Foxtail Business following the Closing;

(vii) license, grant any rights to or transfer any of the Foxtail IP Assets, other than grants of licenses in the Ordinary Course of Business;

(viii) abandon, cancel, let lapse, fail to renew, fail to continue to prosecute, protect or defend or otherwise dispose of any of the Foxtail Owned IP Assets that are Registered Intellectual Property other than in the Ordinary Course of Business;

(ix) enter into any settlement, or offer or propose to enter into any settlement, or otherwise compromise or waive any material claims or rights of the Foxtail Business, in each case that would materially and adversely affect the Foxtail Business or limit the ability of Acquiror to conduct the Foxtail Business following the Closing in any geographic area or in any other material respect;

(x) engage in any activity with the purpose or intent of (i) accelerating the collection of accounts receivable of the Foxtail Business or (ii) delaying the payment of the accounts payable of the Foxtail Business, in each case, other than in the Ordinary Course of Business;

(xi) enter into commitments for new capital expenditures relating to the Foxtail Business in excess of $100,000 in the aggregate;

(xii) unless legally required to do so, recognize any labor union, enter into a neutrality agreement with any union or other labor organization, or enter into or amend any collective bargaining agreement or other similar agreement with a union or labor organization relating to any In-Scope Employee;

(xiii) acquire any real property relating to the Foxtail Business;

(xiv) enter into an amendment, modification or supplement to any Contract relating to the Foxtail Facilities other than in the Ordinary Course of Business; or

(xv) agree, in writing or otherwise, to take any of the foregoing actions.

(c) Seller and Acquiror acknowledge and agree that nothing contained in this Agreement is intended to give Acquiror, directly or indirectly, the right to control or direct the operations of the Foxtail Business prior to the Closing.

4.02 Further Assurances; Efforts To Obtain Consents; Antitrust Clearance. (a) Generally. In addition to the actions specifically provided for elsewhere in this Agreement or in any Ancillary Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) their Commercially Reasonable Efforts, prior to, at and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable; provided, however, that (i) with respect to the matters that are the subject of Section 4.13, such matters will be governed by that Section instead of this Section 4.02(a) following the Closing, and (ii) except as otherwise provided in Sections 1.06(b) and 4.02(b)-(c), neither Seller nor Acquiror will be required to make any non-de minimis payments, incur any non-de minimis Liability or offer or grant any non-de minimis accommodation (financial or otherwise) to any third party in connection with obtaining any Consent or Governmental Approval.

(b) Requisite Antitrust Filings. Each of Seller and Acquiror will, as promptly as practicable, but in no event later than ten Business Days after the date of this Agreement, file their respective pre-merger notification and report forms pursuant to the HSR Act (the “HSR Forms”). Seller and Acquiror will use reasonable best efforts to cooperate with each other in determining whether any Governmental Approvals under Antitrust Laws of other jurisdictions are required or advisable to be obtained.

(c) Efforts To Obtain Antitrust Approvals. (i) Seller and Acquiror will each use Commercially Reasonably Efforts to cause the termination of the waiting periods under any applicable Antitrust Laws, or obtain, as the case may be, as soon as practicable, the Governmental Approvals required by any Antitrust Law (the “Antitrust Approvals”) that may be or become necessary for the performance of its obligations under this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and will cooperate fully with each other in promptly seeking to obtain such Antitrust Approvals or the termination of any waiting period thereunder, all such actions to be effective prior to the Closing. Acquiror and Seller will cooperate in connection with the antitrust defense of the transactions contemplated hereby in any investigation by any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under applicable Antitrust Laws. Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Authority, each of Seller and Acquiror agrees with respect to obtaining any Antitrust Approval to (A) cooperate and consult with each other, (B) furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (C) keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing outside counsel for the other with copies of filings, notices or other communications received by such party from, or given by such party to, any third party or any Governmental Authority with respect to such transactions, redacted as necessary to protect sensitive business information, (D) permit the other party to review and consider in good faith the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining the necessary Antitrust Approvals, and (E) not participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated hereby unless, to the extent not prohibited by such Governmental Authority, it gives the other party the opportunity to attend and observe.

(ii) For purposes of this Section 4.02(c), Commercially Reasonable Efforts will require Acquiror to take the following actions: (A) prepare one or more presentations with input and cooperation from Seller; (B) make available and offer to provide an interview with one or more knowledgeable businesspersons; (C) respond promptly, in consultation with Seller, to any voluntary request for information issued during any waiting period; (D) hire any consultants or experts as necessary, at the sole cost of Acquiror; (E) withdraw and refile the Acquiror’s HSR Form, if counsel for Acquiror and counsel for Seller agree such is advisable; and (F) respond to any request for additional information and documentary material or similar foreign request issued by any Governmental Authority, provided that Acquiror determines in good faith that both Parties could reasonably be expected to certify substantial compliance with such a request and complete the waiting period thereafter prior to the End Date, all of (A) through (F) for the purpose of eliminating any stated concerns about or objections to the transaction by any Governmental Authority. Commercially Reasonable Efforts will not include divesting or holding separate, or otherwise taking or committing to take any action that limits Acquiror’s freedom of action with respect to, or its ability to retain, the Foxtail Business or any portion thereof, or any of Acquiror’s or its Affiliates’ other assets or businesses, and will not include initiating, defending or otherwise engaging in any litigation with a Governmental Authority, private party or any other party seeking to challenge the transactions contemplated by this Agreement, and Acquiror will not be required to take any such actions.

4.03 Public Announcements. The press release(s) announcing the execution and delivery of this Agreement and the transactions contemplated hereby will be in the form(s) attached as Exhibit B (the “Transaction Announcement”). From the date hereof through the Closing, neither Seller nor Acquiror will publish any press releases or make other public statements (including to securities analysts) that contradicts the Transaction Announcement with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby (or the portion thereof relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby), except as such Party determines in good faith is required by Law after consultation with counsel (in which case, such Party will consult with the other Party to the extent reasonably practicable under the circumstances prior to making such disclosure and will only disclose that information that is required by Law based upon advice of counsel), without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed.

4.04 Notification of Certain Matters. (a) Each of Seller and Acquiror will give prompt written notice to the other of (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby and (ii) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Affiliates that relate to the consummation of the transactions contemplated hereby.

(b) From the date hereof until the Closing Date, Seller will give prompt notice to Acquiror of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect, (ii) the failure of Seller to comply with or satisfy in any material respect any covenant to be complied with by it hereunder, (iii) any Foxtail Business MAE, (iv) any action, suit, claim, investigation or proceeding commenced or threatened against, relating to or involving or otherwise affecting the Foxtail Business that, if pending on the date hereof, would have been required to have been disclosed pursuant to this Agreement, and (v) any notice or communication from a customer or supplier listed on Section 2.21(a) of the Seller Disclosure Letter that would have been disclosed on Section 2.21(b) or Section 2.21(c) of the Seller Disclosure Letter if such notice or communication was received on or prior to the date hereof; provided, however, in the event that Seller fails to provide notice pursuant to Section 4.04(b)(i), any claim for indemnification by any Acquiror Indemnitee with respect to such representation being untrue or inaccurate in any material respect must be made pursuant to Section 8.02(c) and subject to the limitations set forth in Article VIII. No such notification will cure any breach of any representation, warranty or covenant contained herein or relieve any Seller of any obligations hereunder or under any Ancillary Agreement unless specifically agreed to by Acquiror.

4.05 Access. From the date hereof to the Closing, to the extent permitted by Law, Seller will allow all designated Representatives of Acquiror, access to the extent reasonably practicable upon reasonable notice to the books, records, files, correspondence, audits and properties pertaining to the business and affairs of the Foxtail Business including as to matters that might arise outside the Ordinary Course of Business; provided, however, that notwithstanding the provision of information or investigation by Seller, Seller will not be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, (A) Seller will not be required to provide any information which it determines in good faith it may not provide to Acquiror by reason of applicable Law (including any information in confidential personnel files), or which Seller determines in good faith constitutes information protected by attorney-client or other similar privilege; provided, however, that if any information is so prohibited to be provided, Seller will use Commercially Reasonable Efforts to take those actions reasonably necessary so that Seller is able to provide such information to Acquiror as promptly as possible and (B) Seller will not be required to provide access to any of its properties in a manner that will result in damage to such property or for the purpose of performing any onsite procedure or investigation, without Seller’s written consent, which Seller may grant or deny in its discretion. Each of Seller and Acquiror agrees that it will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section 4.05 for any purpose unrelated to this Agreement and the Ancillary Agreements. All information provided by a Party to the other Party hereunder will be kept confidential to the same extent as would be applicable if the Confidentiality Agreement were in effect.

4.06 Agreement for Exchange of Information. (a) Exchange of Information. Except as otherwise provided in any Ancillary Agreement or as prohibited by applicable Law, at any time after the Closing Date and until the sixth anniversary of the Closing Date, each Party will provide or cause to be provided to the other Party or its Group, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such Party or its Group that relates to the operation of the Foxtail Business prior to the Closing and that the requesting Party reasonably needs (i) to prepare its financial statements and Tax Returns, (ii) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and Tax Laws) by a Governmental Authority, (iii) for use in any Action or in connection with audit, accounting, claims (including insurance claims) or other similar matters, in each case other than claims or disputes between the Parties and their Affiliates hereunder, or (iv) to comply with its obligations under this Agreement or any Ancillary Agreement, in each case other than in connection with any dispute arising out of this Agreement or any Ancillary Agreement. In addition, Seller will provide or cause to be provided to Acquiror or the Acquiror Group, as soon as reasonably practicable after written request therefor, copies of any business records related to the Foxtail Business that are not Foxtail Books and Records and to which Acquiror or a member of the Acquiror Group reasonably needs access in connection with the Foxtail Business. The Party requesting Information will reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.

(b) Ownership of Information. Any Information owned by a Party that is provided to the other Party pursuant to this Section 4.06 remains the property of the Party that owned and provided such Information. Each Party will, and will cause members of their respective Groups to, maintain the confidentiality of any Information provided pursuant to this Section 4.06 in accordance with Section 4.12 hereof.

4.07 Privileged Communications. As to all communications among counsel for Seller or its Affiliates (including Jones Day and in-house counsel of Seller and/or its Affiliates), Seller and any Affiliate of Seller that relate in any way to the transactions contemplated by this Agreement or to any Excluded Assets, Excluded Liabilities or Excluded Business (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Acquiror or any of their respective Affiliates. The Privileged Communications are the property of Seller, and from and after the Closing none of Acquiror, any other Affiliate of Acquiror or any Person purporting to act on behalf of or through Acquiror (including any Continuing Employee) or any other Affiliate of Acquiror will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. Acquiror further agrees that neither Acquiror nor any of its Affiliates or any of their respective successors or assigns may use or rely on any such Privileged Communications in any Action against or involving any of the Parties after the Closing, and Acquiror waives and will not assert, and agree to cause its Affiliates to waive and not to assert, any attorney-client privilege with respect to such Privileged Communication. Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or any of their Affiliates and a third party (other than a Party or any of their respective Affiliates) after the Closing, Acquiror may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel for Seller or the Seller Group to such third party; provided, however, that neither Acquiror nor any of its Affiliates may waive such privilege without the prior written consent of Seller.

4.08 Nonsolicitation. (a) Seller agrees that from the Closing Date until the second anniversary of the Closing Date (the “Non-Solicit Period”), Seller will not, and will cause each other member of the Seller Group and their respective Affiliates not to, without obtaining the prior written consent of Acquiror, directly or indirectly, solicit any Continuing Employee to leave the employment of Acquiror or its Subsidiaries for employment with or other engagement to provide services to Seller or its Affiliates, violate the terms of their employment Contracts with Acquiror or any Subsidiary of Acquiror or hire any Continuing Employee; provided, however, that nothing in this Section 4.08(a) will restrict or preclude Seller or any member of the Seller Group from (i) making generalized solicitations of employees by the use of media advertisement or by engaging employment search firms that were not specifically instructed to solicit the Continuing Employees or (ii) soliciting any Continuing Employees whose employment with Acquiror or its Subsidiaries has been terminated by Acquiror or its Subsidiaries prior to such solicitation by Seller or other members of the Seller Group.

(b) Acquiror agrees that during the Non-Solicit Period, Acquiror will not, and will cause each other member of the Acquiror Group not to, without obtaining the prior written consent of Seller, directly or indirectly, solicit any employee of Seller or its Subsidiaries listed on Section 4.08 of the Seller Disclosure Letter (which list Seller may update from time to time to include employees substantially involved in the provision of services under the Transition Services Agreement) (the “Seller Non-Solicit Employees”) to leave the employment of Seller or its Subsidiaries for employment with or other engagement to provide services to Acquiror or its Affiliates, violate the terms of their employment Contracts with Seller or any Subsidiary of Seller or hire any such Seller Non-Solicit Employees; provided, however, that nothing in this Section 4.08(b) will restrict or preclude Acquiror or any member of the Acquiror Group from (i) making generalized solicitations of employees by the use of media advertisement or by engaging employment search firms that were not specifically instructed to solicit the Seller Non-Solicit Employees or (ii) soliciting any Seller Non-Solicit Employees whose employment with Seller or its Subsidiaries has been terminated by Seller or its Subsidiaries prior to the first solicitation by Acquiror or other members of the Acquiror Group.

(c) Seller agrees that during the Non-Solicit Period, Seller will not, directly or indirectly through any other employee or representative of the Seller Group, without obtaining the prior written consent of Acquiror, take any action to induce or attempt to induce, or assist anyone else to induce or attempt to induce, any Person who has been a client or customer of the Foxtail Business at any time during the twelve month period prior to the Closing Date, with respect to the goods and services of the type supplied by the Foxtail Business as of the Closing Date, to reduce or discontinue its business with the Foxtail Business or disclose to any other Person who would be reasonably likely to induce or attempt to induce any such customer to reduce or discontinue its business with the Foxtail Business or the material terms of any such customer relationship; provided, however, that with respect to any breach of this Section 4.08(c), Acquiror must (i) within 90 calendar days after becoming aware of a breach or potential breach, deliver to Seller a written explanation specifying the basis for breach and (ii) to the extent curable, give Seller an opportunity to cure such breach within five calendar days following delivery of such explanation.

4.09 Intellectual Property Assignment/Recordation. Each Party will be responsible for, and will pay all expenses (whether incurred before or after the Closing) involved in notarization, authentication, legalization or consularization of the signatures of any of the representatives of its Group on any of the Transfer Documents relating to the transfer of the Foxtail Owned IP Assets. Acquiror will be responsible for, and will pay, all expenses (whether incurred before or after the Closing) relating to, the recording of any such Transfer Documents relating to the transfer of the Foxtail Owned IP Assets from any member of the Seller Group to any member of the Acquiror Group with any Governmental Authorities as may be necessary or appropriate.

4.10 Use of Seller Names and Marks. (a) “Seller Names and Marks” means the names and marks “ACI” and “ACI Worldwide” (in any style or design), and any Trademark derived from, confusingly similar to or including any of the foregoing. Subject to the terms and conditions of this Section 4.10, Seller, on behalf of itself and its Affiliates as necessary, hereby grants to Acquiror a limited, non-transferable, non-

sublicensable, non-exclusive, royalty-free license, for the six-month period following the Closing Date (the “Transition Period”), to use the Seller Names and Marks in connection with the Foxtail Business in the manner set forth in Section 4.10(d). Acquiror will use Commercially Reasonable Efforts to transition from use of the Seller Names and Marks as soon as reasonably practicable and in any event prior to expiration of the Transition Period. Except as expressly provided in this Section 4.10, Seller reserves for itself and its Affiliates all rights in the Seller Names and Marks, and no other rights therein are granted to any member of the Acquiror Group or any of their respective Affiliates, whether by implication, estoppel or otherwise. All use of the Seller Names and Marks with respect to the Foxtail Business will inure to the benefit of Seller and its Affiliates.

(b) As soon as practicable following the Closing Date, and in any event prior to the expiration of the Transition Period, Acquiror will, and will cause the other members of the Acquiror Group to, (i) remove all Seller Names and Marks from any internet or other electronic communications vehicles, including internet domain names and from the content of any internet websites within the Acquired Assets, and remove all links to any internet domains of Seller or any of its Affiliates from any of the foregoing, (ii) remove or irreversibly cover or modify all Seller Names and Marks from or destroy any packaging bearing any of the Seller Names and Marks, and (iii) remove or irreversibly cover or modify all Seller Names and Marks from or destroy any product literature and similar materials bearing any of the Seller Names and Marks.

(c) For all other uses of the Seller Names and Marks not specifically identified in Section 4.10(b) (e.g., signage, business cards and stationery), for up to 90 days after the Closing Date, in each applicable jurisdiction, Acquiror may continue to use the Seller Names and Marks in connection with the Foxtail Business on the same materials and in substantially the same manner as used by the Foxtail Business during the 90-day period preceding the Closing. In each applicable jurisdiction, as soon as practicable following the Closing Date, and, in any event within 90 days after the Closing Date, Acquiror will, and will cause the other members of the Acquiror Group to, remove or irreversibly cover or modify all Seller Names and Marks from or destroy any such other materials bearing any of the Seller Names and Marks.

(d) Acquiror will, and will cause the other members of the Acquiror Group to not use, any of the Seller Names and Marks after the Closing in any manner or for any purpose other than in the same or substantially same manner that such Seller Names and Marks were being used by the Foxtail Business during the 90-day period preceding the Closing.

(e) The license granted under this Section 4.10 may be terminated by written notice if Acquiror is in material breach of any provision hereof that remains uncured for more than ten days after written notice thereof from Seller. Upon such termination of the license granted hereunder for any reason, Acquiror and its Affiliates will not use any of the Seller Names and Marks.

4.11 Insurance Matters. From and after the Closing, Acquiror will not, and will cause its Affiliates not to, assert any claim against any insurance policies or practices of Seller and its Affiliates under any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever; provided, however, that (a) Seller and Acquiror agree that all claims with respect to insured events occurring prior to the Closing will be administered in accordance with the terms of Seller’s or its Subsidiaries’ third-party policies, if any, and coverage applicable to such claims, (b) Acquiror will receive the benefit of such third-party policies with respect to such claims to the extent losses occurring prior to the Closing related to Acquired Assets are covered notwithstanding the consummation of the transactions contemplated by this Agreement, and (c) Seller will receive the benefit of such policies with respect to such claims to the extent losses related to Excluded Liabilities are covered notwithstanding the consummation of the transactions contemplated by this Agreement and provided that in the case of clauses (b) and (c) such recovery will be net of any deductibles or self-insured retention amounts, costs of any retroactive insurance premiums or other amounts paid or expenses incurred in connection with any insured claims made after the Closing under any such policies that relate to the period prior to Closing or any amounts paid by Seller pursuant to Article VIII in respect of the applicable Liabilities (it being understood that Seller will have the right to determine whether or not to make any claim against Seller’s insurance policies).

4.12 Confidentiality. (a) Prior to the Closing, Acquiror will, and will cause its Representatives to, treat all nonpublic information obtained in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby as confidential in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and will continue in full force and effect until the Closing.

(b) The Parties acknowledge that in connection with the transactions contemplated by this Agreement, the Parties have disclosed and will disclose to each other Information which the Parties consider proprietary and confidential (“Confidential Information”). The Parties agree that, after the Closing, Information that constitutes an Acquired Asset or Assumed Liability will be Confidential Information of Acquiror, and Acquiror will not be subject to this Section 4.12(b) with respect to such information, and Seller will be deemed to be the Receiving Party of such Confidential Information for purposes of this Section 4.12(b). Each Party receiving Confidential Information (the “Receiving Party”) agrees that:

(i) any Confidential Information disclosed by the other Party (the “Disclosing Party”) will be received and held in confidence by the Receiving Party and that such Receiving Party will not, without the prior written consent of the Party from whom such Confidential Information was obtained disclose, divulge or permit any Person to obtain any Confidential Information disclosed by the Disclosing Party (whether or not such Confidential Information is in written or tangible form), other than to Subsidiaries of the Receiving Party and their employees and agents, in each case, who have a need to know such Confidential Information and who are bound by duties of confidentiality and non-use obligations with respect to such Confidential Information no less protective of the Disclosing Party than those set forth herein;

(ii) the Receiving Party will take such steps as may be reasonably necessary to prevent the disclosure of Confidential Information to others and will treat the Confidential Information in all material respects in the same way that it treats its own non-public proprietary information, but in any case using no less than a reasonable degree of care; and

(iii) the Receiving Party will use the Confidential Information only in connection with the transactions contemplated by this Agreement or any Ancillary Agreement to perform its and its Group’s obligations or to exercise its rights under this Agreement or any Ancillary Agreement.

(c) The commitments set forth above will not extend to any portion of Confidential Information (i) which is already known to the Receiving Party or is or was independently developed by the Receiving Party without using any Confidential Information of the Disclosing Party (other than any member of Seller Group with respect to Confidential Information related to the Foxtail Business), (ii) which is or becomes generally available to the public other than as a result of an act or omission by the Receiving Party, (iii) which corresponds in substance to any Information furnished to the Receiving Party on a non-confidential basis by any third party not known to be subject to any confidentiality obligation with respect thereto, or (iv) which is required to be disclosed by Law; provided, that with respect to any Information required to be disclosed by Law, the Receiving Party provides reasonable prior written notice of such required disclosure to the Disclosing Party following the Receiving Party’s knowledge of such requirement in order to provide the Disclosing Party with an opportunity to prevent or limit such disclosure by seeking a protective Order or other appropriate remedy at the sole expense of the Disclosing Party.

4.13 Shared Contracts. (a) (i) Section 4.13(a)(i) of the Seller Disclosure Letter sets forth a true, correct and complete list of the Shared Contracts between Seller or its Affiliates, on the one hand, and the customers listed on Section 2.21(a) of the Seller Disclosure Letter, on the other hand, existing as of the date of this Agreement, and (ii) Section 4.13(a)(ii) of the Seller Disclosure Letter sets forth a true, correct and complete list of the Shared Contracts between Seller or its Affiliates, on the one hand, and third party vendors of the Foxtail Business, on the other hand, existing as of the date of this Agreement.

(b) Within thirty days following the date hereof, Seller will provide to Acquiror a true, correct and complete list setting forth (i) the Shared Contracts between Seller and its Affiliates and the remaining customers of the Foxtail Business not listed on Section 2.21(a) of the Seller Disclosure Letter and (ii) the Shared Contracts between Seller and its Affiliates and any third party vendors of the Foxtail Business not listed on Section 4.13(a)(ii) of the Seller Disclosure Letter.

(c) Acquiror will have the right to notify Seller, within seven days after Acquiror’s receipt of (i) the complete list of Shared Contracts provided pursuant to Section 4.13(b) and (ii) complete and accurate copies of the Shared Contracts set forth on such list, which additional Shared Contracts, if any, it rejects, and such rejected Shared Contracts will not be subject to the provisions of Section 4.13(d) and will be Excluded Assets retained by Seller or its Subsidiaries. All other Shared Contracts included on the list delivered to Acquiror pursuant to Section 4.13(b) will be treated in accordance with Section 4.13(d).

(d) During the period after the date hereof until the first anniversary of the Closing Date, Seller will use Commercially Reasonable Efforts to cause (i) each Shared Contract listed in Section 4.13(a)(i) of the Seller Disclosure Letter to be assigned in relevant part to a member of the Acquiror Group or to appropriately amend such Shared Contract so that Acquiror or another member of the Acquiror Group will, from and after the Closing, be entitled to the rights and benefits inuring to the Foxtail Business under such Shared Contracts, and Seller and Acquiror will, and will cause the respective members of their Group to, use their Commercially Reasonable Efforts to negotiate a mutually acceptable arrangement under which Acquiror (or another member of the Acquiror Group) or Seller (or another member of the Seller Group) will, from and after the Closing, to the extent permitted by applicable Law and the relevant Shared Contract, obtain the benefits and assume the Liabilities and obligations under such Shared Contract to the extent related to the Foxtail Business (in the case of the Acquiror Group) or the Excluded Businesses (in the case of the Seller Group), including entering into sub-contracting, sub-licensing or sub-leasing arrangements for the benefit of Acquiror or Seller, as the case may be; (ii) each Shared Contract identified under the heading “Partial” in Section 4.13(a)(ii) of the Seller Disclosure Letter to be assigned, subcontracted or sublicensed to Acquiror to the extent necessary to enable Acquiror to meet its contractual obligations, as set forth in the customer Foxtail Contracts, including customer support, maintenance and other similar obligations, after the Closing, and (iii) each Shared Contract identified under the heading “Full” in Section 4.13(a)(ii) of the Seller Disclosure Letter to be replicated such that Acquiror or another member of the Acquiror Group and the third party to such Shared Contract will sign a Contract identical to the Contract between Seller or its Affiliate and such third party so that Acquiror or another member of the Acquiror Group will, from and after the Closing, be entitled to the same rights and benefits inuring to Seller or its Affiliate under such Shared Contracts (collectively, the “Sharing Arrangements”). From and after the Closing and until the Sharing Arrangements are agreed and effective, Seller will use Commercially Reasonable Efforts to develop and implement arrangements to place Acquiror or its Subsidiaries, insofar as reasonably possible and to the extent not prohibited by applicable Law or the relevant Contract, in the same position as if such relevant part of such Shared Contract or the entirety of such Shared Contract, as the case may be, had been assigned to Acquiror or its Subsidiary such that all the benefits and burdens relating to such relevant part of the Shared Contract or the entirety of such Shared Contract, as the case may be, including possession, use, risk of loss, potential for gain and any Tax Liabilities in respect thereof inure from and after the Closing to such Person and the Parties will reasonably cooperate with each other with respect to the dominion, control and command over such Shared Contract or portion thereof from and after the Closing. The foregoing rights of Acquiror with respect to such Shared Contracts will be deemed to be Acquired Assets hereunder. Seller will provide Acquiror with contact information for such third parties and introduce representatives of the Acquiror Group to Seller’s contacts at such third parties. For purposes of Section 4.13(d), the use of “Commercially Reasonable Efforts” to secure any contractual Consents required from third parties to Shared Contracts will require Seller and Acquiror to take the actions set forth on Section 4.13(d) of the Seller Disclosure Letter.

(e) Notwithstanding the foregoing, following the expiration or other termination of any Shared Contract, neither Acquiror nor Seller will be obligated to continue the Sharing Arrangements, as applicable; provided, that neither Seller nor Acquiror may terminate any such Shared Contract without the prior written consent of the other Party.

(f) Any out-of-pocket costs of obtaining the consent of the relevant counterparty to the arrangements contemplated by this Section 4.13, including any payment or fee required to be made to such counterparty in exchange for the grant of such Consent, will be paid by Seller.

4.14 No Solicitation or Negotiation. Seller agrees that, from the date of this Agreement to the earlier of the Closing or the termination of this Agreement, it will not, and will cause its Subsidiaries and their respective officers, employees, Affiliates, agents and representatives not to, directly or indirectly (i) take any action to initiate, solicit, entertain, negotiate, accept, discuss, respond to any inquiry with respect to, or encourage any Proposal or proposal that would reasonably be expected to result in a Proposal, (ii) furnish to any other Person (other than Acquiror and its Representatives) any information relating to the Foxtail Business or in connection with any Proposal, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to result in, a Proposal or (iii) enter into any contract, agreement, arrangement or understanding with respect to a Proposal or otherwise requiring Seller or any of its Subsidiaries to, or contemplating that Seller or any of its Subsidiaries will, abandon, terminate or fail to consummate the transactions contemplated hereby. Seller will immediately advise Acquiror if Seller, the Subsidiaries or any of their respective officers, employees, Affiliates, or Representatives receives a Proposal or similar inquiry in writing and the terms thereof.

V. EMPLOYEE MATTERS

5.01 Identification of Employees. Seller will update the list of In-Scope Employees set forth on Section 5.01 of the Seller Disclosure Letter from time to time in Seller’s sole discretion in order to reflect terminations, transfers and new hires in the Ordinary Course of Business and accidental or inadvertent errors or omissions, highlighting such changes, to Acquiror and will provide a final version of such list of In-Scope Employees at least two Business Days prior to Closing.

5.02 Employment Offers. No later than fifteen Business Days following the date of this Agreement, Acquiror will, or will cause one of its Subsidiaries to, make an offer of employment, effective as of the Closing, to each In-Scope Employee. Seller agrees to provide Acquiror with the information necessary to comply with Acquiror’s obligations under this Section 5.02. Each In-Scope Employee who accepts employment with Acquiror or one of its Subsidiaries immediately following the Closing is referred to herein as a “Continuing Employee.”

5.03 Terms of Employment. (a) Compensation and Benefits. During the 12-month period that begins as of the Closing, Acquiror will, or will cause one of its Subsidiaries to, provide each Continuing Employee with (i) compensation (including base salary, commissions, annual bonus opportunities and equity incentive opportunities) and employee benefits that are substantially comparable in the aggregate to the compensation and employee benefits offered to similarly situated employees of the Acquiror Group and (ii) severance benefits at least as favorable as those provided to similarly-situated employees of the Acquiror Group under the severance plans and policies of Acquiror. To the extent that an In-Scope Employee is absent from work as a result of a disability or leave of absence, Acquiror will not be obligated to provide an offer of employment to such In-Scope Employee until such time as the In-Scope Employee returns to active employment. If such In-Scope Employee returns to active employment on or prior to the Closing Date, Acquiror will make an offer of employment to such In-Scope Employee to be effective as of the Closing. If such In-Scope Employee fails to return to active employment by Closing, Acquiror will have no obligation to provide an offer of employment under this Section 5.03.

(b) Welfare Plans. Coverage for all Continuing Employees and their respective spouses and dependents under the Compensation and Benefit Plans that are welfare benefit plans (“Seller Welfare Plans”) will cease to be effective as of immediately prior to the Closing Date. Seller and the Seller Welfare Plans will be liable for all claims incurred with respect to Continuing Employees and their spouses and dependents prior to the Closing Date. Acquiror will cause welfare benefit plans sponsored by Acquiror and its Subsidiaries (“Acquiror Welfare Plans”) to provide coverage and benefits for all Continuing Employees and their respective eligible spouses and dependents effective on the Closing Date. Acquiror and the Acquiror Welfare Plans will be liable for all claims incurred with respect to Continuing Employees and their eligible spouses and dependents on and after the Closing Date. For purposes of this Section 5.03(b), a claim will be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, severance, sickness, accident and disability programs) or on the date that treatment or services are provided (for purposes of health care programs). To the extent permitted by applicable Law, and except where such treatment cannot be reasonably accommodated under any applicable Acquiror Welfare Plan that is a life insurance plan, Acquiror will cause each Acquiror Welfare Plan to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, other than limitations that were in effect with respect to such Continuing Employees as of the Closing Date under the corresponding Seller Welfare Plan, (ii) honor any payments, charges and expenses of such Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Seller Welfare Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Acquiror Welfare Plan during the same plan year in which such payments, charges and expenses were made, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee following the Closing Date to the extent such employee had satisfied any similar limitation under the corresponding Seller Welfare Plan.

(c) U.S. 401(k) Plan. Acquiror will take all actions necessary so that, effective as of the Closing Date, the Continuing Employees in the U.S. will be eligible to participate in one or more Tax-qualified defined contribution retirement plans sponsored by Acquiror or any of its Subsidiaries (the “Acquiror 401(k) Plan”).

(d) Retention Arrangements. Effective as of the Closing, Acquiror will, or will cause one of its Subsidiaries to, assume all remaining obligations of the Seller Group under the employee retention arrangements listed on Section 5.03(d) of the Seller Disclosure Letter to the extent the financial obligations related to such retention arrangements are reflected in the Final Closing Working Capital Statement.

(e) Earned Vacation. Except where otherwise provided by applicable Law, in connection with the Closing, Seller and its Subsidiaries will pay out to each Continuing Employee the amount of accrued and unpaid hours of vacation, personal and sick leave applicable to such Continuing Employee as of the Closing, except and solely to the extent of any accrual therefor set forth in the Final Closing Working Capital Statement.

5.04 Credit for Service with Seller. Where applicable, Acquiror and its Affiliates will provide credit for each Continuing Employee’s length of service with Seller and its Affiliates for all purposes (including eligibility, vesting and benefit accrual) under each plan, program, policy or arrangement of Acquiror and its Affiliates to the same extent such service was recognized under a similar plan, program, policy or arrangement of Seller or any of its Affiliates and for all purposes under applicable Law, except that, in each case, such prior service credit will not be required to the extent that it results in a duplication of benefits provided by Seller (including any duplication of benefits under a defined benefit pension plan).

5.05 COBRA. Acquiror and its Subsidiaries will assume and be responsible for all Liabilities and obligations under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and any similar state or local Laws with respect to any “qualifying event” (within the meaning of Section 4980B of the Code) of any In-Scope Employees or their eligible dependents occurring on or after the Closing Date.

5.06 Workers’ Compensation. Effective as of the Closing, Acquiror and its Subsidiaries will assume and be responsible for all workers’ compensation benefits payable to or on behalf of the Continuing Employees with respect to any events, illnesses, injuries or conditions arising on or after the Closing Date, including any illnesses, injuries or conditions arising on or after the Closing Date that are aggravations or reinjuries of illnesses, injuries or conditions arising prior to the Closing Date.

5.07 WARN Act. Acquiror will, and will cause its Subsidiaries to, (a) provide any required notice under the Worker Adjustment and Retraining Notification Act or any other similar Law (the “WARN Act”) and (b) otherwise comply with the WARN Act with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Continuing Employees (including as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements) and occurring from and after the Closing.

5.08 Cooperation. Following the date of this Agreement, Seller (and its Subsidiaries) and Acquiror (and its Subsidiaries) will reasonably cooperate and use Commercially Reasonable Efforts in all matters reasonably necessary to effect the transactions contemplated by this Article V, including exchanging information and data as permitted by applicable Law, reasonably necessary for Seller or Acquiror to comply with the covenants contained in this Article V.

5.09 No Third-Party Beneficiaries. Nothing herein express or implied by this Agreement will confer upon any In-Scope Employee, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specific period, of any nature or kind whatsoever, under or by reason of this Agreement. Without limiting Acquiror’s obligations under this Article V with respect to the Continuing Employees, this Article V will not (i) constitute or be treated as an amendment of, or undertaking to amend any employee benefit plan in which Seller’s, Acquiror’s, or any of their respective Affiliates’ employees participate or (ii) prohibit Acquiror or any of its Subsidiaries from amending any employee benefit plan in which Acquiror’s or such Subsidiary’s employees participate.

VI. CONDITIONS

6.01 Joint Conditions. The respective obligations of Seller and Acquiror to consummate the Closing are subject to the satisfaction or waiver of the following conditions:

(a) no preliminary or permanent injunction, Law or other Order shall have been enacted or issued that would make unlawful the consummation of the transactions contemplated hereby; and

(b) (i) all waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have terminated or expired and (ii) all applicable Governmental Approvals under Antitrust Laws in the jurisdictions set forth in Section 6.01(b) of the Seller Disclosure Letter shall have been obtained.

6.02 Conditions to the Obligation of Acquiror. The obligation of Acquiror to consummate the Closing is subject to the satisfaction (or waiver by Acquiror) of each of the following conditions:

(a) all covenants of Seller under this Agreement and the Ancillary Agreements to be performed on or before the Closing shall have been duly performed by Seller or its Subsidiaries in all material respects;

(b) (i) the representations and warranties of Seller set forth in Section 2.01 (Organization), Section 2.02 (Authorization), Section 2.04 (Intellectual Property), Section 2.12 (Brokers) and Section 2.13 (Title) (which for purposes of this paragraph will be read as though none of them contained any “materiality” or “Foxtail Business MAE” qualifications), in each case, shall be true and correct in all material respects as of the Closing as though made at and as of the Closing (except that any such representation or warranty that is made as of a specific date shall be true and correct in all material respects as of such specified date), and (ii) the other representations and warranties of Seller contained in Article II of this Agreement (which for purposes of this paragraph will be read as though none of them contained any “materiality” or “Foxtail Business MAE” qualifications), in each case, shall be true and correct as of the Closing as though made at and as of the Closing (except that any representation and warranty that is made as of a specific date shall be true and correct as of such specified date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct would not in the aggregate have a Foxtail Business MAE;

(c) There shall have not occurred after the date hereof any event which, individually or in the aggregate, has had or could reasonably be expected to have a Foxtail Business MAE; and

(d) Acquiror shall have received a certificate of Seller addressed to Acquiror and dated the Closing Date, signed on behalf of Seller by an officer of Seller (on Seller’s behalf and without personal Liability), confirming the matters set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c).

6.03 Conditions to the Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller) of each of the following conditions:

(a) all covenants of Acquiror under this Agreement and the Ancillary Agreements to be performed on or before the Closing Date shall have been duly performed by Acquiror in all material respects;

(b) (i) the representations and warranties of Acquiror set forth in Section 3.01 (Organization) and Section 3.02 (Authorization) (collectively, the “Acquiror Fundamental Representations”) (which for purposes of this paragraph will be read as though none of them contained any “materiality” or “Acquiror MAE” qualifications), in each case, shall be true and correct in all material respects as of the Closing as though made at and as of the Closing (except that any Acquiror Fundamental Representations that are made as of a specific date shall be true and correct in all respects as of such specified date) and (ii) the other representations and warranties of Acquiror contained in Article III of this Agreement (which for purposes of this paragraph will be read as though none of them contained any “materiality” or “Acquiror MAE” qualifications), in each case, shall be true and correct as of the Closing as though made at and as of the Closing (except that any representation and warranty that is made as of a specific date shall be true and correct as of such specified date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct would not in the aggregate have an Acquiror MAE; and

(c) Seller shall have received a certificate of Acquiror addressed to Seller and dated the Closing Date, signed on behalf of Acquiror by an officer of Acquiror (on Acquiror’s behalf and without personal Liability), confirming the matters set forth in Section 6.03(a) and Section 6.03(b).

6.04 Frustration of Conditions. Neither Seller nor Acquiror may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied to excuse it from its obligation to effect the transactions contemplated hereby if such failure was caused by such Party’s breach of its obligations under this Agreement.

VII. TERMINATION AND ABANDONMENT

7.01 Basis for Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Seller and Acquiror;

(b) by either Seller or Acquiror:

(i) if the Closing does not occur on or prior to June 30, 2016 or such later date upon which the Parties may agree in writing (the “End Date”), unless the failure of the Closing to occur by such date is due to the failure of the Party seeking to terminate this Agreement to perform or observe in all material respects the covenants of such Party set forth herein; or

(ii) if (A) there is any Law that makes consummation of the transactions hereunder illegal or otherwise prohibited (other than those having only an immaterial effect and that do not impose criminal Liability or penalties) or (B) any Governmental Authority having competent jurisdiction has issued an Order or taken any other action (which the terminating Party must have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions contemplated hereunder, and such Order or other action becomes final and non-appealable;

(c) by Seller:

(i) if Acquiror breaches any of its representations and warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.03 and (B) cannot be or has not been cured within thirty (30) days after the giving of written notice to Acquiror of such breach; or

(ii) if any of the conditions set forth in Section 6.01 or Section 6.03 becomes incapable of fulfillment, and has not been waived by Seller to the extent waivable.

(d) by Acquiror:

(i) if Seller breaches any of its representations and warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02 and (B) cannot be or has not been cured within thirty (30) days after the giving of written notice to Seller of such breach; or

(ii) if any of the conditions set forth in Section 6.01 or 6.02 becomes incapable of fulfillment, and has not been waived by Acquiror to the extent waivable.

provided, however, that the Party seeking termination pursuant to clause (c)(i), (c)(ii), (d)(i) or (d)(ii) is not in material breach of any of its representations, warranties or covenants contained in this Agreement.

7.02 Notice of Termination; Return of Documents; Continuing Confidentiality Obligation. In the event of a termination of this Agreement by Seller or Acquiror pursuant to this Article VII, written notice thereof will be given to the other Party and the transactions contemplated by this Agreement and the Ancillary Agreements will terminate, without further action by any Party. If the transactions contemplated by this Agreement and the Ancillary Agreements are terminated as provided herein, (a) Acquiror will return to Seller or destroy all documents and copies and other material received from Seller and its Subsidiaries and its and their Representatives relating to the transactions contemplated hereby and by the Ancillary Agreements, whether so obtained before or after the execution hereof, (b) Seller will return to Acquiror or destroy all documents and copies and other material received from Acquiror and its Subsidiaries and its and their Representatives relating to the transactions contemplated hereby and by the Ancillary Agreements, whether so obtained before or after the execution hereof, and (c) notwithstanding anything herein to the contrary, the Confidentiality Agreement will be deemed to be reinstated and will be deemed to apply as if it had not originally been terminated pursuant to Section 10.03.

7.03 Effect of Termination. If this Agreement is duly terminated and the transactions contemplated hereby are abandoned as described in this Article VII, this Agreement will become void and of no further force and effect, except for the provisions of Section 4.03 relating to publicity, Section 7.02, this Section 7.03, Article X and Article XI containing general provisions and definitions, respectively, except that nothing in this Article VII will be deemed to release any Party from any Liability for any material breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement that specifically survive such termination as set forth in the immediately preceding sentence.

VIII. INDEMNIFICATION

8.01 Indemnification by Acquiror. Without limiting or otherwise affecting the indemnity provisions of any Ancillary Agreement, but subject to the limitations set forth in this Article VIII, from and after the Closing Date, Acquiror will indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Seller Indemnitees from and against any and all Losses that result from or arise out of, whether prior to or following the Closing, any of the following items (without duplication):

(a) any Assumed Liability, including the failure of Acquiror, any other member of the Acquiror Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Assumed Liability;

(b) any breach by Acquiror or any other member of the Acquiror Group of any covenant to be performed by such Persons pursuant to this Agreement or any Ancillary Agreement; and

(c) any breach of any of the representations and warranties contained in Article III of this Agreement.

8.02 Indemnification by Seller. Without limiting or otherwise affecting the indemnity provisions of any Ancillary Agreement but subject to the limitations set forth in this Article VIII, from and after the Closing, Seller will indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Acquiror Indemnitees from and against any and all Losses that result from, relate to or arise out of, whether prior to or following the Closing, any of the following items (without duplication):

(a) any Excluded Liability, including the failure of Seller or any other member of the Seller Group or any other Person to pay, perform, fulfill, discharge, and, to the extent applicable, comply with, in due course and in full, such Excluded Liabilities;

(b) any breach by Seller or any other member of the Seller Group of any covenant to be performed by such Persons pursuant to this Agreement or any Ancillary Agreement;

(c) any breach of any of the representations and warranties of Seller contained in Article II of this Agreement; and

(d) any Excluded Litigation Matters.

8.03 Insurance Relating to Indemnity Payments. (a) Insurance. The amount of any Loss for which indemnification is provided under this Article VIII will be net of any amounts actually recovered by the Indemnitee or its Affiliates under third-party insurance policies with respect to such Loss (less the cost to collect the proceeds of such insurance). If the Indemnitee or its Affiliates actually receive a full or partial recovery under such insurance policies following payment of indemnification by the Indemnifying Party in respect of such Loss, then the Indemnitee will refund amounts received from the Indemnifying Party up to the amount of indemnification actually received from the Indemnifying Party with respect to such Loss (less the cost to collect the proceeds of such insurance).

(b) Items Included in the Final Closing Working Capital Statement. Notwithstanding any other provision hereof, Acquiror will have no right to make any claims against Seller in respect of any Liability (i) to the extent that the Liability was reflected in the Final Closing Working Capital Statement, (ii) to the extent it would result in a duplicative payment or benefit to Acquiror of amounts recovered as a Closing Working Capital Adjustment Payment pursuant to Section 1.11(e), or (iii) to the extent that the claim arises out of facts or circumstances that were specifically negotiated or resolved via arbitration in the working capital adjustment process in Section 1.11.

8.04 Procedures for Defense, Settlement and Indemnification of Claims. (a) Direct Claims. All claims made hereunder by (i) any member of the Seller Group, on the one hand, against Acquiror or any member of the Acquiror Group, on the other hand, or (ii) by any member of the Acquiror Group, on the one hand, against Seller or any member of the Seller Group, on the other hand (collectively, “Direct Claims”), will be subject to the limitations set forth in this Article VIII. If an Indemnitee receives notice or otherwise learns of any matter that may be the subject of a Direct Claim, such Indemnitee will give the Indemnifying Party prompt written notice thereof but in any event within 30 days after receiving such notice or otherwise learning of such matter. Any such notice will describe the matter in reasonable detail, stating the nature, basis for indemnification and the amount thereof, to the extent known, along with copies of any relevant documents evidencing such matter. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 8.04(a) will not relieve the Indemnifying Party of its obligations under this Article VIII, except to the extent that such Indemnifying Party is actually and materially prejudiced by such delay or failure to give notice.

(b) Third-Party Claims. (i) Notice of Claims. If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) which is not a member of the Seller Group or the Acquiror Group of any claim, including any demand or request for indemnification or of the commencement by any such Person of any Action with respect to which an Indemnifying Party would be obligated to provide indemnification assuming the Person making such claim or commencing such Action prevails in such claim or Action (collectively, a “Third-Party Claim”), such Indemnitee will give such Indemnifying Party prompt written notice (a “Claims Notice”) thereof but in any event within 30 days after becoming aware of such Third-Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail, stating the nature, basis for indemnification and the amount thereof, to the extent known, along with copies of any relevant documents evidencing such Third-Party Claim. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 8.04(b)(i) will not relieve the Indemnifying Party of its obligations under this Article VIII, except to the extent that such Indemnifying Party is actually and materially prejudiced by such delay or failure to give notice.

(ii) Opportunity to Defend. (A) The Indemnifying Party will accept or decline its obligation to defend by written notice to the Indemnitee (the “Defense Notice”) within 30 days after receipt of a Claims Notice from the Indemnitee of the commencement or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article VIII. If the Indemnifying Party accepts its obligation to defend, it will assume and conduct the defense of such Third-Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee and will expressly agree with the Indemnitee in writing to be fully responsible for all of the Losses that arise from the Third-Party Claim, subject to the limitations thereon set forth in this Article VIII. Notwithstanding the foregoing and at Indemnitee’s election, the Indemnifying Party will not be entitled to control, but may participate in, and the Indemnitee will be entitled to have sole control, including the right to select defense counsel, over the defense or settlement of any Third-Party Claim that (1) relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (2) seeks (and continues to seek) any relief other than monetary damages, including a temporary restraining order, a preliminary or permanent injunction or specific performance, (3) if the third party were to prevail in such Third-Party Claim, would result in a precedent that would materially interfere with, or have a material adverse impact on the business or financial condition of the Indemnitee, or (4) would reasonably be expected to materially exceed the Cap. If a Third-Party Claim consists of multiple claims by a plaintiff or group of plaintiffs, and it is reasonably practicable for an Indemnifying Party to control the defense of a subset of such claims, the Indemnifying Party may elect to agree to be fully responsible subject to the limitations thereon set forth in this Article VIII, for only all of the Losses that arise from such subset of claims, and may elect to control the defense of only such subset of claims; provided, that the Indemnifying Party is otherwise permitted to defend such claim hereunder.

(B) In the event that the Indemnifying Party fails to give the Defense Notice accepting its obligation to defend a Third-Party Claim or shall decline to defend a Third-Party Claim, (1) the Indemnitee will be entitled to have control over such defense and settlement of the subject claim and the Indemnifying Party will be liable for the reasonable and documented costs, including defense costs and judgment or settlement amounts paid or incurred in connection therewith, (2) the Indemnifying Party will cooperate with and make available to the Indemnitee such assistance and materials as it may reasonably request, and (3) the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

(C) If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 8.04(b), (1) the Indemnitee will have the right at its expense to participate in the defense assisted by counsel of its own choosing, (2) the Indemnifying Party must conduct the defense of the Third-Party Claim in good faith, and (3) the Indemnifying Party will not be liable for any legal expenses incurred by the Indemnitee after receipt of the Defense Notice in connection with the defense of the Third-Party Claim; provided, however, that if, in the reasonable judgment of the Indemnitee based on the advice of counsel, there exists an actual or potential conflict of interest between the Indemnifying Party and the Indemnitee with respect to such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses thereafter incurred in connection with such defense. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim unless such settlement or judgment (w) includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all Liability in respect of such Third-Party Claim, (x) does not impose injunctive or other non-monetary equitable relief against the Indemnitee or its Affiliates, or their respective businesses, (y) does not include a finding or admission of any violation of Law or any violation of the rights of any Person on the part of the Indemnitee and (z) imposes monetary damages that are paid in full by the Indemnifying Party. For the avoidance of doubt, the Indemnified Party will have no Liability with respect to any compromise or settlement of any Third Party Claims effected without its consent when such consent is required hereunder. Notwithstanding the foregoing, in connection with the defense of any Third-Party Claim, Seller will have the right to assert, prosecute and settle any counter-claims or affirmative defenses of the Seller Group.

(c) For the avoidance of doubt, this Section 8.04 will not apply to any claim related to Tax matters, which will be governed exclusively by Article IX.

8.05 Additional Matters. (a) Cooperation in Defense and Settlement. With respect to any Third-Party Claim for which Acquiror, on the one hand, and Seller, on the other hand, may have Liability under this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

(b) Certain Actions. Notwithstanding anything to the contrary set forth in this Article VIII, Seller will have exclusive authority and control over the investigation, prosecution, defense and appeal of any Excluded Litigation Matters; provided, however, that, (i) Seller will defend or prosecute, as applicable, such Actions in good faith, (ii) Seller will reasonably consult with Acquiror on a regular basis with respect to strategy and developments with respect to any such Action, (iii) Acquiror will have the right to participate in (but not control) the defense or prosecution, as applicable, of such Action, and (iv) Seller must obtain the written consent of Acquiror, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if Seller is a defendant and such settlement, consent or judgment would require Acquiror to abandon its rights, change its business practices or incur any Liabilities with respect thereto or otherwise would impose injunctive or other non-monetary equitable relief affecting the Acquired Assets, Assumed Liabilities or the Foxtail Business.

(c) Mitigation. In respect of any Loss for which indemnification may be sought pursuant to Article VIII, the Indemnitee will (and will cause its Affiliates to) use its Commercially Reasonable Efforts as required by Law to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

(d) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties will endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article VIII will not be affected.

(e) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

8.06 Exclusive Remedy. From and after the Closing, the sole and exclusive remedy of a Party with respect to any and all claims relating to this Agreement or the transactions contemplated by this Agreement (other than claims of, or causes of action arising from, Fraud, and except for seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement to the extent permitted hereunder and thereunder and except as otherwise provided herein or in any Ancillary Agreement) will be pursuant to the indemnification provisions set forth in this Article VIII or, in the case of indemnification for Taxes, Article IX.

8.07 Limitations on Indemnification. (a) Notwithstanding anything in this Agreement to the contrary, if the Closing occurs, (i) Seller will not have any Liability under Section 8.02(c) (other than with respect to a breach of Sections 2.01 (Organization), 2.02 (Authorization), 2.12 (Brokers) and 2.13 (Title) (collectively, the “Seller Specified Representations”) and 2.04 (Intellectual Property)) unless the aggregate Liability for Losses suffered by the Acquiror Indemnitees thereunder exceeds $2,000,000 (the “Deductible”) and then only to the extent of such excess, (ii) Seller’s aggregate Liability under Section 8.02(c) (other than with respect to a breach of any of the Seller Specified Representations) will not exceed $20,000,000 (the “Cap”), (iii) (A) Acquiror will not have any Liability under Section 8.01(c) (other than with respect to a breach of Sections 3.01 (Organization), 3.02 (Authorization) and 3.04 (Brokers) (collectively, the “Acquiror Specified Representations”)) unless the aggregate Liability for Losses suffered by the Seller Indemnitees thereunder exceeds the Deductible, and then only to the extent of such excess, and (B) Acquiror’s aggregate Liability under Section 8.01(c) (other than with respect to a breach of any of the Acquiror Specified Representations) will not exceed the Cap, and (iv) no Party will have any Liability under Section 8.01(c) or 8.02(c), as applicable, for any Loss arising out of any individual claim (or any series of claims arising out of substantially the same events, facts or circumstances, which will be aggregated for purposes of this clause (iv)), unless such

Loss exceeds $25,000, and any Losses that are disregarded pursuant to this clause (iv) will not be aggregated for purposes of the preceding clauses (i) through (iii). This Section 8.07 will not apply to indemnification for Taxes, which will be governed exclusively by Article IX. Notwithstanding anything to the contrary herein, neither the Deductible, nor the Cap will apply to any Losses arising from any acts of Fraud.

(b) Notwithstanding anything contained herein or elsewhere to the contrary, all “material” or similar materiality type qualifications contained in the representations and warranties set forth in this Agreement will be taken into account for purposes of determining whether any representation or warranty has been breached, but in the event that such representation and warranty has been determined to have been breached, such qualification as to materiality will thereafter be ignored and not given any effect for purposes of determining the amount of Losses arising from such breach and determining whether the thresholds in this Section 8.07 have been surpassed.

8.08 Tax Treatment of Indemnification. For all Tax purposes, Acquiror and Seller agree to treat any indemnity payment under this Agreement as an adjustment to the Cash Purchase Price, except to the extent otherwise required by applicable Law.

8.09 Tax Indemnification Provisions. For the avoidance of doubt, all Tax related indemnification matters will be provided exclusively pursuant to Article IX hereof, unless Section 9.06(c) expressly provides that such Section relates to Tax indemnification matters.

IX. TAX MATTERS

9.01 Preparation and Filing of Tax Returns. (a) Seller will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed in respect of the Acquired Assets and the Foxtail Business for any Pre-Closing Tax Period. Acquiror will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed solely in respect of the Acquired Assets or the Foxtail Business for a Straddle Period. Any Tax Return required to be filed in respect of a Straddle Period will be prepared on a basis consistent with (x) except to the extent otherwise required by applicable Law, the past practices of the Seller Group and (y) applicable Law. Acquiror will deliver to Seller, at least 15 days prior to the due date for the filing of such Straddle Period Tax Return (taking into account any applicable extensions), a statement setting forth the amount of Tax for which Seller is responsible pursuant to Sections 9.03(a), 9.03(b) and 9.03(c) and a copy of such Tax Return, together with any additional information relating thereto that Seller may reasonably request. Seller will have the right to review such Straddle Period Tax Return, statement and additional information, if any, prior to the filing of such Tax Return, and Acquiror will reflect on such Tax Return any reasonable comments submitted by Seller at least five days prior to the due date of such Tax Return. Neither Acquiror nor any of its Affiliates will file an amended Tax Return, or agree to any waiver or extension of the statute of limitations relating to Taxes with respect to, the Acquired Assets or the Foxtail Business for a Pre-Closing Tax Period or a Straddle Period, in each case, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Seller will pay or cause to be paid all Taxes due with respect to Tax Returns which Seller is obligated to prepare and file, or cause to be prepared and filed, pursuant to Section 9.01(a), and, at least five days prior to the due date for a Tax Return in respect of a Straddle Period, Seller will pay its portion of the Taxes due with respect to such Tax Return to Acquiror, as determined pursuant to Section 9.03(c).

9.02 Refunds. Seller will be entitled to any refund or Refund Equivalent received with respect to Taxes imposed on or with respect to the Acquired Assets or the Foxtail Business for any Pre-Closing Tax Period (including, for the avoidance of doubt, any such amounts arising by reason of amended Tax Returns or any claim for a refund of Taxes filed after the Closing Date), and to the extent any such refund or Refund Equivalent is received by Acquiror or any member of the Acquiror Group, Acquiror will pay to Seller the amount of such refund or Refund Equivalent (including interest received from any Taxing Authority with respect to such refund or Refund Equivalent) within ten days of receipt thereof, provided however, that Acquiror will be entitled to retain any such refund or Refund Equivalent (or to the extent received by Seller or any member of the Seller Group, receive payment from Seller with respect thereto) to the extent included on the Final Closing Working Capital Statement. Acquiror will be entitled to any refund or Refund Equivalent received with respect to Taxes imposed on or with respect to the Acquired Assets or the Foxtail Business for a Tax period beginning after the Closing Date. Acquiror and Seller will equitably apportion any refund or Refund Equivalent (including interest received from any Taxing Authority with respect to such refund or Refund Equivalent) received with respect to Taxes imposed on or with respect to the Acquired Assets or the Foxtail Business for a Straddle Period in a manner consistent with the principles set forth in Section 9.03(c).

9.03 Tax Indemnification. (a) Seller will indemnify, defend and hold Acquiror and its Affiliates harmless from and against all (i) Excluded Taxes, (ii)Transfer Taxes for which Seller is responsible pursuant to Section 9.05, (iii) Taxes resulting from or arising in connection with any breach by Seller of any representation or warranty contained in Section 2.11 or covenant in Article IX of this Agreement, and (iv) costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (i) through (iii); provided, however, that Seller will not be required to indemnify Acquiror for any Excluded Taxes to the extent such Excluded Taxes are the result of a breach by Acquiror or any of its Affiliates of any covenant in this Agreement. Subject to Section 9.06(c), Seller’s obligation to indemnify, defend or hold harmless Acquiror or any of its Affiliates from any Excluded Taxes pursuant to this Section 9.03(a) will terminate effective 60 days following the expiration of the applicable statute of limitations (including extensions).

(b) Acquiror will indemnify, defend and hold Seller and its Affiliates harmless from and against all (i) Property Taxes that are allocable to the portion of the Straddle Period beginning after the Closing Date as determined in accordance with

Section 9.03(c), (ii) Transfer Taxes for which Acquiror is responsible pursuant to Section 9.05, (iii) Taxes resulting from or arising in connection with any breach by Acquiror of any covenant in Article IX of this Agreement, and (iv) costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (i) through (iii), provided, however, that Acquiror will not be required to indemnify Seller for any such amounts to the extent such amounts are the result of a breach by Seller or any of its Affiliates of any covenant in this Agreement. Subject to Section 9.06(c), Acquiror’s obligation to indemnify, defend or hold harmless Seller or any of its Affiliates from Taxes pursuant to this Section 9.03(b) will terminate effective 60 days following the expiration of the applicable statute of limitations (including extensions).

(c) In the case of any Straddle Period, Property Taxes and similar periodic Taxes imposed on or with respect to the Acquired Assets and the Foxtail Business that are allocable to the portion of the Straddle Period ending on the Closing Date will be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. The remainder of the Property Taxes with respect to such Straddle Period are allocable to the portion of the Straddle Period beginning after the Closing Date.

(d) Any indemnity payment required to be made pursuant to this Section 9.03 will be made within 30 days after the Indemnitee makes written demand upon the Indemnifying Party, but in no case earlier than five Business Days prior to the date on which the relevant Taxes are required to be paid to the applicable Taxing Authority.

(e) If a claim or other Tax Proceeding is made or initiated by any Taxing Authority (a “Tax Claim”) which, if successful, could result in an indemnity payment pursuant to Section 9.03, the Party receiving notice of such Tax Claim will promptly notify the other Party in writing of such claim (and provide copies of any documents received from the Taxing Authority in respect of such claim) no later than thirty (30) days after such Tax Claim is made; provided, that failure to provide such notice will not relieve such other Party of its indemnification obligations except to the extent that such other Party is actually and materially prejudiced by such failure. With respect to any Tax Claim relating to a Pre-Closing Tax Period or otherwise relating to, or affecting, a Consolidated Tax Return, Seller will control, at its own expense, all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel), and, without limiting the foregoing, may, in its sole discretion, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the applicable Liability for Taxes and sue for a refund or contest the Tax Claim; provided, however that with respect to any Tax Claim relating to a Tax Return other than a Consolidated Tax Return that could reasonably be expected to have an adverse effect on Acquiror or any of its Affiliates that is material, Seller will not settle any such Tax Claim without the prior written consent of Acquiror, which consent will not be unreasonably withheld, conditioned or delayed.

(f) Acquiror will control all Tax Claims with respect to Straddle Period Tax Returns provided, however, that Acquiror will not settle, compromise or abandon any such Tax Claim without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Acquiror will control all Tax Claims with respect to Taxes of or with respect to the Acquired Assets or the Foxtail Business for any Tax Period beginning after the Closing Date.

9.04 Allocation of Cash Purchase Price. Within 90 days after the finalization of the Closing Working Capital Statement, Acquiror will prepare and deliver to Seller an allocation of the Cash Purchase Price and the Assumed Liabilities among the Acquired Assets in accordance with Code Section 1060 and any similar provision of state, local, or non-U.S. Law as appropriate (the “Purchase Price Allocation”). Seller will timely and properly prepare, execute, file and deliver all such documents, forms and other information as Acquiror may reasonably request to prepare such Purchase Price Allocation. Seller will have thirty days to review and comment on the Purchase Price Allocation. If Seller does not provide written comments within thirty days of delivery of the Purchase Price Allocation, or if all disagreements are otherwise resolved between Seller and Acquiror, such Purchase Price Allocation will be final and binding on the Parties, and (i) Seller and Acquiror will not, and will cause their respective Affiliates not to, take a position in any forum that is inconsistent with such Purchase Price Allocation, including taking an inconsistent position on any Tax Return, before any Taxing Authority, or in any action relating to any Tax, except as required by Law, (ii) Seller and Acquiror will file IRS Form 8594 and all other Tax Returns in accordance with the Purchase Price Allocation, and (iii) Seller and Acquiror will provide each other promptly with any additional information necessary to complete IRS Form 8594. If Seller and Acquiror are not able to resolve all objections, then each of the Parties will allocate the Cash Purchase Price and the Assumed Liabilities among the Acquired Assets in the manner each such Party determines is appropriate.

9.05 Transfer Taxes. Seller and Acquiror will each pay, and be responsible for, 50% of all Transfer Taxes. Any Tax Return required to be filed with respect to any such Transfer Taxes will be filed by the Person primarily responsible for such filing under applicable Law; provided, that such Party will deliver a draft of any such Tax Return to the other Party at least 15 days prior to the due date for the filing of any such Tax Return (taking into account any applicable extensions) and any additional information relating thereto that the other Party may reasonably request, and will reflect on the applicable Tax Return any reasonable comments submitted by such other Party at least five days prior to the applicable due date. If required by applicable Law, such other Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns. The Parties will reasonably cooperate in obtaining any available exemptions or refunds with respect to Transfer Taxes.

9.06 Miscellaneous. (a) Each Party will provide the other with such information, records and other assistance, and make such of its officers, directors, employees and agents available, as may reasonably be requested by the other Party in connection with any Tax matter under this Article IX, including the preparation of any Tax Return and the conduct of any Tax Claim; provided that Acquiror will not be permitted to inspect or otherwise review any Consolidated Tax Return.

(b) Notwithstanding anything herein to the contrary, (i) Seller will prepare and file or will cause to be prepared and filed, and none of Seller or any of its Affiliates will be required to provide any Person with, any Consolidated Tax Return or copy of any Consolidated Tax Return and (ii) Seller will have the exclusive right to control in all respects any Tax Claim as well as any other Tax Proceeding with respect to any Consolidated Tax Return.

(c) Notwithstanding anything herein to the contrary, indemnification for any and all Tax matters, and the procedures with respect thereto, will be governed exclusively by this Article IX, and the provisions of Article VIII (except for Sections 8.06, 8.08, and 8.09) will not apply. The representations and warranties set forth in Section 2.11 will survive the Closing Date until 60 days following the expiration of the relevant statute of limitations (including extensions); provided, however, that the right to be indemnified with respect to any matter set forth in Section 9.03 for which notice was provided prior to the expiration of the relevant statute of limitations will survive until such matter is fully resolved.

X. MISCELLANEOUS

10.01 Survival of Representations and Warranties. The representations and warranties of Seller and Acquiror contained in this Agreement (other than the Seller Specified Representations, Acquiror Specified Representations and the representations and warranties set forth in Sections 2.04 (Intellectual Property) and 2.10 (Taxes)) will survive the Closing until the date that is 18 months after the Closing Date. The Seller Specified Representations and the Acquiror Specified Representations will survive the Closing until such time as a claim in respect of any breach of such representations and warranties is barred from being made under any applicable statute of limitations period imposed by Law. The representations and warranties set forth in Section 2.04 (Intellectual Property) will survive the Closing until the date that is 36 months after the Closing Date and the representations and warranties set forth in Section 2.11 (Taxes) will survive as provided in Section 9.06(c). No Party will have any Liability or obligation of any nature with respect to any representation or warranty after the termination thereof as set forth in this Section 10.01, unless a written notice of a breach thereof giving rise to a right of indemnity has been sent or given to the Party against whom such indemnity may be sought prior to such termination, in which case the noticed claims relating to such breach will survive such termination until they are finally resolved.

10.02 Expenses. (a) General Rule. Except as otherwise provided in this Agreement, including in Sections 1.06(b), 1.11(c), 4.06(a), 9.03(a), 9.03(b) and 10.02(b) or any of the Ancillary Agreements, all fees and expenses incurred in connection with the transactions contemplated hereby and thereby will be paid by the Party incurring such fees or expenses.

(b) Antitrust Filing Fees. Acquiror and Seller will each be responsible for and pay 50% of any requisite filing fee in respect of any notification submitted pursuant to any Antitrust Laws, including the HSR Act.

10.03 Entire Agreement. This Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter, including the Confidentiality Agreement, which is hereby terminated and of no further force or effect, subject to Section 7.02. If there is a conflict between any provision of this Agreement and a provision of any Ancillary Agreement, the provision of this Agreement will control unless specifically provided otherwise in this Agreement.

10.04 Governing Law; Jurisdiction; Waiver of Jury Trial. (a) The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Delaware, without regard to the conflict of Laws provisions thereof that would cause the Laws of another state to apply.

(b) By execution and delivery of this Agreement, each Party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of Delaware for itself and in respect of its property in the event that any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the transactions contemplated hereby in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.04(C).

10.05 Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by facsimile, (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day after being sent, if sent by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party:

(i)	if to Seller:

ACI Worldwide, Inc.

6060 Coventry Drive

Elkhorn, NE 68022

Attention: General Counsel

Facsimile: (402) 778-2567

with a copy to (which will not constitute notice):

Jones Day

222 East 41st Street

New York, NY 10017

Attention: Robert A. Profusek

                 Benjamin M. Grossman

Facsimile: (212) 755-7306

(ii)	If to Acquiror:

Fiserv, Inc.

255 Fiserv Drive

Brookfield, WI 53045

Attention: Chief Legal Officer, Lynn S. McCreary

Facsimile: (262) 879-5532

with a copy to (which will not constitute notice):

Bryan Cave LLP

211 North Broadway, Suite 3600

St. Louis, MO 63102

Attention: William F. Seabaugh

                 Ashley W. Baker

Facsimile: (314) 552-8450

or to such other address(es) as may be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 10.05. Any notice to Seller will be deemed notice to all members of the Seller Group, and any notice to Acquiror will be deemed notice to all members of the Acquiror Group.

10.06 Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that any such amendment or waiver will become and remain binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. Except and solely to the extent set forth in Section 8.06, the rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

10.07 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Seller Group or the Acquiror Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement; provided, however, that this Section 10.07 does not limit any rights of Seller to enforce specifically the performance of the terms and provisions of Article V.

10.08 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group, provided that (a) such Person agrees in writing to be bound by the terms and conditions contained in this Agreement and (b) such assignment or delegation will not relieve any Party of its indemnification obligations or other obligations under this Agreement. Any attempted assignment or delegation in contravention of the foregoing will be void.

10.09 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Seller Disclosure Letter or Acquiror Disclosure Letter will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. References in this Agreement to any document, instrument or agreement (including this Agreement)

includes and incorporates all exhibits, disclosure letters, schedules and other attachments thereto. Unless the context otherwise requires, any references to an “Exhibit,” “Section” or “Article” will be to an Exhibit, Section or Article to or of this Agreement, and will be deemed to include any provisions or matters set forth in any corresponding schedule or section of the Acquiror Disclosure Letter or Seller Disclosure Letter. The use of the words “include” or “including” in this Agreement or the Seller Disclosure Letter or the Acquiror Disclosure Letter will be deemed to be followed by the words “without limitation”. The use of the word “covenant” will mean “covenant and agreement”. The use of the words “or,” “either” or “any” will not be exclusive. Days means calendar days unless specified as Business Days. References to statutes will include all regulations promulgated thereunder, and references to statutes or regulations will be construed to include all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation as of the date hereof. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.10 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

10.11 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

10.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party further agrees that no other Party or any other Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.13 Disclosure Letters. There may be included in the Seller Disclosure Letter or the Acquiror Disclosure Letter items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. The Seller Disclosure Letter and the Acquiror Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Seller Disclosure Letter or the Acquiror Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one Section of such disclosure letter will be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face.

10.14 Waiver. Acquiror acknowledges, on behalf of itself and its Affiliates, that Jones Day has represented, is representing and will continue to represent Seller in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and that Jones Day will only represent the interests of Seller in connection with such transactions. Acquiror waives, on behalf of itself and its Affiliates, any conflict of interest that it or they may assert against Jones Day in connection with such representation and agrees not to challenge Jones Day’s representation of Seller with respect to such transactions or to assert that a conflict of interest exists with respect to such representation. Without limiting the generality of the foregoing, Acquiror agrees, on behalf of itself and its Affiliates, that Jones Day may represent Seller in any litigation, arbitration, mediation or other Action against or involving Acquiror or any of its Affiliates, arising out of or in connection with such transactions.

10.15 Obligations of Affiliates. Each of Seller and Acquiror will cause all of the members of its Group to comply with their respective obligations or representations or warranties under this Agreement and the Ancillary Agreements (whether or not any such members of its Group are parties to this Agreement or Ancillary Agreements). Seller hereby guarantees to Acquiror the performance of the other members of the Seller Group of their respective obligations under this Agreement and the other Ancillary Agreements, and Acquiror hereby guarantees to Seller the performance of the other members of the Acquiror Group of their respective obligations under this Agreement and Ancillary Agreements.

XI. DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

“Accounting Firm” has the meaning set forth in Section 1.11(c).

“Accounting Principles” has the meaning set forth in the definition of “Working Capital.”

“Accounts Receivable” has the meaning set forth in Section 2.18.

“Acquired Assets” has the meaning set forth in Section 1.04(a).

“Acquiror” has the meaning set forth in the preamble to this Agreement.

“Acquiror 401(k) Plan” has the meaning set forth in Section 5.03(c).

“Acquiror Disclosure Letter” means the disclosure letter delivered by Acquiror to Seller immediately prior to the execution of this Agreement.

“Acquiror Fundamental Representations” has the meaning set forth in Section 6.03(b).

“Acquiror Group” means Acquiror and each of its Affiliates.

“Acquiror Indemnitees” means Acquiror, each member of the Acquiror Group and each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents, representatives or employees of any member of the Acquiror Group (in each case, in their respective capacities as such).

“Acquiror MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Acquiror to consummate the transactions contemplated hereby by no later than the End Date.

“Acquiror Objection” has the meaning set forth in Section 1.11(b).

“Acquiror Specified Representations” has the meaning set forth in Section 8.07.

“Acquiror Welfare Plans” has the meaning set forth in Section 5.03(b).

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, sanction, summons, demand, subpoena, examination, citation, audit, review or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this document.

“Ancillary Agreements” means the Transition Services Agreement and the Shared Technology License Agreement.

“Antitrust Approvals” has the meaning set forth in Section 4.02(c)(i).

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Assumed Liabilities” has the meaning set forth in Section 1.05(a).

“Base Amount” has the meaning set forth in Section 1.10(a).

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Cap” has the meaning set forth in Section 8.07(a).

“Cash Purchase Price” has the meaning set forth in Section 1.10(a).

“Claims Notice” has the meaning set forth in Section 8.04(b)(i).

“Closing” has the meaning set forth in Section 1.09.

“Closing Date” has the meaning set forth in Section 1.09.

“Closing Working Capital” means the amount of Working Capital as of the Closing Date, calculated in accordance with Section 1.11.

“Closing Working Capital Adjustment Payment” has the meaning set forth in Section 1.11(e).

“Closing Working Capital Statement” has the meaning set forth in Section 1.11(a).

“COBRA” has the meaning set forth in Section 2.08(f).

“Code” means the Internal Revenue Code of 1986.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective as expeditiously as reasonably possible under similar circumstances exercising reasonable business judgment, it being understood and agreed that such efforts will include the exertion of efforts and utilization of resources that would be used by such Party in support of one of its own wholly owned businesses. “Commercially Reasonable Efforts” will not require a Party (a) to make payments to unaffiliated third parties (except as set forth in this Agreement), to incur non-de minimis Liabilities to unaffiliated third parties or to grant any non-de minimis concessions or accommodations unless the other Party agrees to reimburse and make whole such Party to its reasonable satisfaction for such Liabilities, concessions or accommodations requested to be made by the other Party, (b) to violate any Law, or (c) to defend or initiate any litigation or arbitration.

“Compensation and Benefit Plans” means all written (a) salary, bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, overtime, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, equity-based, incentive, retention, severance or change-in-control plans or other similar plans, policies, arrangements or agreements, (b) employment agreements, (c) medical, dental, disability, health and life insurance plans, sickness benefit plans, and (d) other employee benefit and fringe benefit plans, policies, arrangements or agreements and each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), in the case of each of clauses (a) through (d), maintained or contributed to by Seller or any of its Subsidiaries as of the date of this Agreement for the benefit of any of the In-Scope Employees or any of their beneficiaries, excluding any plans, policies, arrangements or agreements not sponsored by Seller or any of its Subsidiaries to which contributions by an employer are mandated by a Governmental Authority or by Law, rules, regulations, Orders or decrees.

“Confidential Information” has the meaning set forth in Section 4.12(b).

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated October 22, 2015, between Seller and Acquiror.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Consolidated Tax Returns” means any Tax Returns with respect to any federal, state, provincial, local or foreign Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis and that include Seller and any of its affiliates. For the avoidance of doubt, Consolidated Tax Returns also means any corporate income or sales and use tax returns that are filed on a separate entity basis and include both items attributable to the Acquired Assets or the Foxtail Business and items attributable to Seller’s and its Affiliates’ other assets or businesses.

“Continuing Employee” has the meaning set forth in Section 5.02(a).

“Contracts” means any contract, agreement, lease, sublease, license, sales order, purchase order, loan, credit agreement, bond, debenture, note, mortgage, indenture, guarantee, undertaking, instrument, arrangement, understanding or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Convey” has the meaning set forth in Section 1.01. Variants of this term such as “Conveyance” will have correlative meanings.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Deductible” has the meaning set forth in Section 8.07.

“Defense Notice” has the meaning set forth in Section 8.04(b)(ii)(A).

“Direct Claims” has the meaning set forth in Section 8.04(a).

“Disclosing Party” has the meaning set forth in Section 4.12(b)(i).

“End Date” has the meaning set forth in Section 7.01(b)(i).

“Enforceability Exception” has the meaning set forth in Section 2.02.

“Environmental Claim” means any Action by any Person alleging or that may reasonably be expected to result in Liability (including Liability for investigatory costs, cleanup costs, governmental oversight or response costs, natural resource damages, fines or penalties) for any Environmental Conditions or any actual noncompliance with any Environmental Laws.

“Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at a level which exceeds the applicable standard or threshold under applicable Environmental Law or otherwise requires investigation or remediation (including investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.

“Environmental Laws” means all Laws of any Governmental Authority that relate to the protection of the environment and natural resources (including ambient air, surface water, ground water, land surface or subsurface strata) or the effect of the environment on human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to an entity, any trade or business (whether or not incorporated) (a) under common control (within the meaning of Section 4001(b)(1) of ERISA) with such entity or (b) which, together with such entity, is treated as a single employer under Section 414(t) of the Code.

“Estimated Cash Purchase Price” has the meaning set forth in Section 1.10(c).

“Estimated Closing Working Capital” has the meaning set forth in Section 1.10(c).

“Estimated Working Capital Closing Statement” has the meaning set forth in Section 1.10(b).

“Excluded Assets” has the meaning set forth in Section 1.04(b).

“Excluded Businesses” means the businesses of Seller and its Subsidiaries other than the Foxtail Business.

“Excluded IP Assets” means (a) all UPC, EAN codes, IP addresses and any other codes or numbers that contain Seller identifiers, (b) any Intellectual Property utilized for the provision of any of the services under the Transition Services Agreement that is not an Acquired Asset (other than that which is identified in Schedule C, item 8 of the Transition Services Agreement), and (c) the Trademarks “ACI” and “ACI Worldwide,” similar Trademarks and any other Trademark that includes the name of Seller or any of its Affiliates or businesses.

“Excluded Liabilities” has the meaning set forth in Section 1.05(b).

“Excluded Taxes” means any Liability, obligation or commitment for (a) any Taxes imposed on or with respect to Seller or any of its Affiliates (including any Liability, obligation or commitment with respect to Taxes of others by reason of transferee or successor liability, application of Treasury regulation Section 1.1502-6, by contract or otherwise) and (b) for Property Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date as determined in accordance with Section 9.03(c). For the avoidance of doubt, Excluded Taxes does not include any Taxes to the extent they are included on the Final Closing Working Capital Statement.

“Final Cash Purchase Price” has the meaning set forth in Section 1.11(d).

“Final Closing Working Capital Statement” has the meaning set forth in Section 1.11(d).

“Foxtail Books and Records” has the meaning set forth in Section 1.04(a)(vi).

“Foxtail Business” means Seller’s business of providing digital banking products and related services to banks and credit unions that are marketed as Seller’s Self-Service Banking, WebFederal On-Line Banking, Advantage, Advantage Bill Pay and Architect Banking product lines.

“Foxtail Business MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Foxtail Business taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether there has been, or would reasonably be expected to be, a Foxtail Business MAE: (a) general conditions in the industry in which the Foxtail Business operates, (b) any conditions in the United States general economy or the general economy in other geographic areas in which the Foxtail Business operates, (c) political conditions, including acts of war (whether or not declared), armed hostilities, acts of terrorism or developments or changes therein, (d) any conditions resulting from natural disasters, (e) compliance by Seller with its covenants or obligations in this Agreement, (f) the failure of the financial or operating performance of the Foxtail Business to meet internal forecasts or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered provided that they do not fall under another clause of this proviso), (g) any action taken or omitted to be taken at the request or with the consent of Acquiror, or (h) changes in applicable Laws or GAAP; provided, further, that with respect to clauses (a), (b), (c), (d) or (h), such matters will be considered to the extent that they disproportionately affect the Foxtail Business as compared to similarly situated businesses generally operating in the same industry and in the same geographic areas as the Foxtail Business operates.

“Foxtail Contracts” has the meaning set forth in Section 1.04(a)(iii).

“Foxtail Facilities” has the meaning set forth in Section 1.04(a)(ii).

“Foxtail Governmental Permits” has the meaning set forth in Section 1.04(a)(iv).

“Foxtail IP Assets” has the meaning set forth in Section 1.04(a)(v).

“Foxtail Licensed IP Assets” has the meaning set forth in Section 1.04(a)(v).

“Foxtail Material Contracts” has the meaning set forth in Section 2.07(a).

“Foxtail Owned IP Assets” has the meaning set forth in Section 1.04(a)(v).

“Foxtail Software” has the meaning set forth in Section 1.04(a)(viii).

“Fraud” means an actual and deliberate fraud, which in each case satisfies all of the elements of common law fraud under applicable Law.

“GAAP” means United States generally accepted accounting principles, as consistently applied by Seller.

“Governmental Approvals” means any notices, reports or other filings to be made to, or any Consents, registrations, permits, Orders, clearances, terminations or expirations of waiting periods or authorizations to be obtained from, any Governmental Authority, including the Antitrust Approvals.

“Governmental Authority” means any federal, state, local, provincial, foreign or international court, tribunal, judicial or arbitral body, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or any national securities exchange.

“Governmental Permits” means any licenses, registrations, permits, Orders, clearances, or other authorizations of any Governmental Authority.

“Group” means the Seller Group or the Acquiror Group, as the context requires.

“Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, asbestos and asbestos containing materials, petroleum and petroleum products or any fraction thereof, including such substances referred to by such terms as defined in any Environmental Laws.

“Historical Financial Statements” has the meaning set forth in Section 2.09(a).

“HSR Act” has the meaning set forth in Section 2.03.

“HSR Forms” has the meaning set forth in Section 4.02(b).

“Indebtedness” means and includes as to any Person (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) net payment obligations under any interest rate, currency or other hedging agreement, (e) obligations of such Person as lessee under leases that have been, or should be, in accordance with GAAP, recorded as capital leases, (f) all Liabilities or obligations secured by Security Interests on any Acquired Assets, (g) guarantees or other contingent Liabilities with respect to any indebtedness, obligation, claim or Liability of any other Person of a type described in clauses (a) through (f) above and (h) all interest, any premiums payable or any other costs or charges (including any prepayment penalties, termination fees, breakage costs, make-whole and expense reimbursements) on any instruments or obligations described in clauses (a) through (g) hereof, all as the same may be payable upon the complete and final payoff thereof.

“Indemnifying Party” means any Party which may be obligated to provide indemnification to an Indemnitee pursuant to Article VIII, Article IX or any other section of this Agreement.

“Indemnitee” means any Person which may be entitled to indemnification from an Indemnifying Party pursuant to Article VIII, Article IX or any other section of this Agreement.

“Information” means information in written, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, and other technical, financial, employee or business information or data.

“In-Scope Employees” means all employees of Seller or its Subsidiaries listed on Section 5.01 of the Seller Disclosure Letter, in each case identified as In-Scope Employees on Section 5.01 of the Seller Disclosure Letter, as it may be updated from time to time.

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) patents, patent applications, inventors’ certificates, utility models, statutory invention registrations, and other indicia of ownership of an invention, discovery or improvement issued by an Governmental Authority, including reissues, divisionals, continuations, continuations-in-part, extensions, reexaminations and other pre-grant and post-grant forms of the foregoing (collectively, “Patents”), (b) rights in trademarks, service marks, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill recognized by any Governmental Authority or common law, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), (c) copyrights, whether in published and unpublished works of authorship, registrations, applications, renewals and extensions therefor, mask works, and any and all similar rights recognized in a work of authorship by a Governmental Authority (collectively, “Copyrights”), (d) any trade secret rights in any inventions, discoveries, improvements, trade secrets and all other confidential or proprietary Information (including know-how, data, formulas, processes and procedures, research records, records of inventions, test information, and market surveys), including all rights to limit the use, access to or disclosure thereof (collectively, “Trade Secrets”), (e) registered and unregistered rights in designs, (f) rights of privacy and publicity, (g) Internet domain names and rights in associated uniform resource locators and registrations, and social media accounts, and (h) any and all other intellectual or industrial property rights recognized by any Governmental Authority under the Laws of any country throughout the world, including any of the foregoing rights in Software, as applicable.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, in the case of Acquiror, the knowledge of any of the Persons listed on Section 11.01(a) of the Acquiror Disclosure Letter as of the date of the representation after due inquiry and investigation, and, in the case of Seller, the knowledge of any of the Persons listed on Section 11.01(a) of the Seller Disclosure Letter as of the date of the representation after due inquiry and investigation.

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 2.15(a).

“Liabilities” means all debts, liabilities, guarantees, assurances and commitments, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Losses” means Liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable attorneys’ fees and expenses); provided, however, that “Losses” will not include any punitive, exemplary, special damages, other indirect damages or consequential damages that are not reasonably probable and foreseeable as of the date hereof, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim or Fraud claim.

“NLRA” has the meaning set forth in Section 2.08(h)(ii).

“Non-Solicit Period” has the meaning set forth in Section 4.08(e).

“Non-Transferred Facility” has the meaning set forth in Section 1.06(b).

“Open Source Software” means any software that is distributed under an open source, free software or substantially similar license such as the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, or any other license approved as or meeting the definition of an open source license by the Open Source Initiative or free software by the Free Software Foundation, including any license that requires source code to be made available in connection with any license, sublicense or distribution of such software.

“Order” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Ordinary Course of Business” means, with respect to the Foxtail Business, the ordinary course of commercial operations customarily engaged in by the Seller and its Subsidiaries consistent with the past customs and practices (including with respect to quantity and frequency) of the Seller and its Subsidiaries, and specifically does not include (i) any activity (A) involving the purchase or sale of the Seller and its Subsidiaries, the Foxtail Business or of any product line or business unit thereof or (B) that requires approval by the board of directors or shareholders of the Seller and its Subsidiaries, or (ii) the incurrence of any Liability for any tort or any breach or violation of or default under any Contract or Law.

“Organizational Documents” means, with respect to any Person, the certificate of organization, bylaws or equivalent organizational documents of such Person.

“Parties” means Seller and Acquiror.

“Patent” has the meaning set forth in the definition of “Intellectual Property.”

“Permitted Encumbrances” means (a) Security Interests consisting of zoning or planning restrictions, easements, permits and other similar restrictions or limitations on the use of real property or irregularities in title thereto which do not materially interfere with the use of the real property in the Foxtail Business, (b) Security Interests for current Taxes, assessments or similar governmental charges or levies not yet due or which are being contested in good faith and for which adequate accruals or reserves have been established on the Historical Financial Statements, (c) mechanic’s, workmen’s, materialmen’s, carrier’s, repairer’s, warehousemen’s and similar other Security Interests arising or incurred in the Ordinary Course of Business, (d) with respect to Acquiror, Security Interests securing obligations pursuant to credit documents of Acquiror in connection with any financing or refinancing of Acquiror, (e) liens on the Leased Real Property in favor of the landlord of such Leased Real Property, whether contractual, statutory or otherwise, and (f) any Security Interest against any landlord’s interest in the fee property that is subject to a Real Property Lease.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other entity or organization or a Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 4.01(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Privileged Communications” has the meaning set forth in Section 4.07.

“Property Taxes” means real estate, ad valorem, personal and intangible property Taxes and any other similar Taxes imposed on or with respect to the Acquired Assets and the Foxtail Business.

“Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any indication of interest from any Person (other than Acquiror) in, (A) any acquisition or purchase, direct or indirect, of the Foxtail Business or any material part of the Acquired Assets or Assumed Liabilities, or (B) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby.

“Purchase Price Allocation” has the meaning set forth in Section 9.04.

“Qualified Plans” has the meaning set forth in Section 2.08(c).

“Real Property Interests” means all interests in real property of whatever nature, including easements, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Real Property Leases” has the meaning set forth in Section 2.15(a).

“Receiving Party” has the meaning set forth in Section 4.12(b).

“Refund Equivalent” means any credit against or offset of Taxes received in lieu of an actual refund.

“Registered Intellectual Property” means any active Copyright registration, Patent, Trademark registration or application for registration or Internet domain name registration.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into surface water, groundwater, land surface or subsurface strata or ambient air.

“Representatives” means with respect to any Person, such Person’s and any of its Subsidiaries’ officers, employees, agents, advisors, directors and other representatives.

“Required Assets” has the meaning set forth in Section 1.03(b).

“Sample Working Capital Statement” means the document attached hereto as Exhibit C.

“Security Interest” means, whether arising under any Contract, Law or otherwise, any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, title defect, restriction on transfer or other encumbrance and other restrictions, conditions or limitations on the ownership, possession or use of any real, personal, tangible or intangible property.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Disclosure Letter” means the disclosure letter delivered by Seller to Acquiror immediately prior to the execution of this Agreement.

“Seller Group” means Seller and each of its Subsidiaries.

“Seller Indemnitees” means Seller, each member of the Seller Group, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents, representatives or employees of any member of the Seller Group (in each case, in their respective capacities as such).

“Seller Names and Marks” has the meaning set forth in Section 4.10(a).

“Seller Non-Solicit Employees” has the meaning set forth in Section 4.08(b).

“Seller Shared Technology” means all Technology that is owned by Seller or any of its Subsidiaries after giving effect to the transactions contemplated by this Agreement and that is used in the Foxtail Business at Closing, but excluding any Excluded IP Assets.

“Seller Specified Representations” has the meaning set forth in Section 8.07.

“Seller Welfare Plans” has the meaning set forth in Section 5.03(b).

“Shared Contracts” means the Contracts between Seller or its Affiliates, on the one hand, and customers or third party vendors of the businesses conducted by Seller or its Affiliates (including the Foxtail Business), on the other hand, that are not exclusively related to the Foxtail Business.

“Shared Technology License Agreement” means a license agreement in substantially the form attached hereto as Exhibit D pursuant to which Seller licenses to Acquiror the Seller Shared Technology and Acquiror licenses to Seller certain Technology as set forth therein. From and after the Closing, the Shared Technology License Agreement will refer to such agreement executed and delivered pursuant to this Agreement, as amended or modified in accordance with its terms.

“Software” means all computer software, firmware, programs, data libraries and databases, in any form, including without limitation, source code, object code, make files, Gerber files, user interfaces, development tools, library functions, compilers, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.

“Sharing Arrangements” has the meaning set forth in Section 4.13(d).

“Straddle Period” means any Tax period beginning on or before, and ending after, the Closing Date.

“Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect 50% of the Board of Directors or other governing body or (b) if there are no such voting interests, 50% or more of the equity interests therein.

“Target Working Capital” means $11,700,000.

“Tax” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county, and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added, excise, unclaimed property, any other governmental charges of the same or similar nature to any of the foregoing, and any interest, penalty, or addition to any of the foregoing, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Claim” has the meaning set forth in Section 9.03(e).

“Tax Proceeding” means any action, suit, proceeding, investigation, audit or claim with respect to Taxes.

“Tax Return” means any return, report, declaration, statement (including information statements), claim for refund or other document (including any attachment or schedule thereto or any amendment thereof) filed or required to be filed with any Taxing Authority in respect of any Tax.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Technology” means any Intellectual Property that is a Copyright, a Patent or Trade Secret.

“Third-Party Claim” has the meaning set forth in Section 8.04(b)(i).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Announcement” has the meaning set forth in Section 4.03.

“Transfer Documents” has the meaning set forth in Section 1.13.

“Transfer Tax” means any sales, use, transfer, value-added, goods and services, conveyance, documentary, transfer, stamp, recording, registration or other similar Tax and all conveyance fees, recording charges and other similar fees and charges (including any notarial fee) imposed in connection with the sale, transfer or assignment of the Acquired Assets from Seller or any of its Affiliates to Acquiror or any of its Affiliates pursuant to this Agreement.

“Transition Period” has the meaning set forth in Section 4.10(a).

“Transition Services Agreement” means a Transition Services Agreement in substantially the form attached hereto as Exhibit A. From and after the Closing, the Transition Services Agreement will refer to such agreement executed and delivered pursuant to this Agreement, as amended or modified in accordance with its terms.

“WARN Act” has the meaning set forth in Section 5.07.

“Working Capital” means the sum of the line item amounts specified under the caption “Current Assets” of the Foxtail Business in the Sample Working Capital Statement less the sum of the line item amounts specified as “Current Liabilities” of the

Foxtail Business in the Sample Working Capital Statement, in each case as of the close of business on the Closing Date, calculated in the substantially same manner in which such amount was calculated in the Sample Working Capital Statement, utilizing substantially the same account classifications and accounting principles, policies and practices used in the preparation of the Historical Financial Statements, the Sample Working Capital Statement and as set forth on Section 11.01(b) of the Seller Disclosure Letter (the “Accounting Principles”).

“Working Capital Overage” has the meaning set forth in Section 1.10(c).

“Working Capital Shortfall” has the meaning set forth in Section 1.10(c).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

ACI WORLDWIDE, INC.

By:	/s/ Craig A. Maki
Name:	Craig A. Maki
Title:	Executive Vice President, Treasurer
and Corporate Development Officer

FISERV, INC.

By:	/s/ Jeffrey W. Yabuki
Name:	Jeffrey W. Yabuki
Title:	President and Chief Executive Officer

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